UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 (973) 948-3000

March 24, 2014

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Wednesday, April 23, 2014

The 2014 Annual Meeting of Stockholders of Selective Insurance Group, Inc. (“Selective”) will be held Wednesday, April 23, 2014, at 3:00 PM Eastern Time in the Auditorium at Selective’s principal offices, which are located at and have the mailing address of 40 Wantage Avenue, Branchville, New Jersey 07890.

At the meeting, we will ask stockholders to:

1.	Elect 11 directors for a one-year term expiring in 2015;

2.	Approve, on an advisory basis, the compensation of Selective’s named executive officers;

3.	Approve the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan;

4.	Approve the amendment and restatement of the Selective Insurance Group, Inc. Cash Incentive Plan and approve the performance goals set out under the plan for purposes of Section 162(m) of the Internal Revenue Code; and

5.	Ratify the appointment of KPMG LLP as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

We plan a brief business meeting focused on these items and we will attend to any other business properly brought before the meeting and at any adjournments or postponements of the meeting. The Board of Directors recommends that: (i) you vote “FOR” all of the nominees to the Board of Directors; and (ii) you vote “FOR” Proposals 2, 3, 4, and 5. These proposals are further described in the proxy statement.

Also enclosed is Selective’s 2013 Annual Report to Stockholders. At the meeting, we will be making a brief presentation on operations and will offer time for your comments and questions.

Selective stockholders of record at the close of business on Thursday, March 6, 2014 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement of it. A quorum is a majority of outstanding shares. YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE YOUR SHARES BY: (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME, AS DESCRIBED IN THE PROXY STATEMENT, PRIOR TO THE TIME IT IS VOTED AT THE 2014 ANNUAL MEETING. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE SEE THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Very truly yours,

Gregory E. Murphy
Chairman of the Board and Chief Executive Officer

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

-i-

Table of Contents

(continued)

-ii-

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, APRIL 23, 2014

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective” or “we”) will be held on Wednesday, April 23, 2014, at 3:00 PM Eastern Time in the Auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890. Directions are on the back of this Proxy Statement. Our telephone number is (973) 948-3000.

WHEN WAS THIS PROXY STATEMENT MAILED?

This Proxy Statement and proxy card are being mailed to Selective stockholders on or about March 24, 2014.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 6, 2014 is entitled to one vote per share owned. There were 56,217,293 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your proxy, meaning your authorization for our named proxies, A. David Brown and Ronald L. O’Kelley, to vote your shares.

Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or postponements of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but they also may be solicited personally or in writing, by telephone, e-mail, facsimile, or otherwise by Selective directors or officers, or employees of a Selective subsidiary, who will receive no additional compensation. Selective has engaged Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies and the distribution of proxy materials. Georgeson Inc. will provide such services for an estimated fee of approximately $8,000, plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 28,108,648 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote) constituting a quorum, must be in attendance or represented by proxy. Our common stock is our only class of voting securities.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting five proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING ELEVEN NOMINATED DIRECTORS FOR A TERM OF ONE YEAR:

▪ PAUL D. BAUER	▪ GREGORY E. MURPHY

▪ ANNABELLE G. BEXIGA	▪ CYNTHIA S. NICHOLSON

▪ A. DAVID BROWN	▪ RONALD L. O’KELLEY

▪ JOHN C. BURVILLE	▪ WILLIAM M. RUE

▪ JOAN M. LAMM-TENNANT	▪ J. BRIAN THEBAULT

▪ MICHAEL J. MORRISSEY

You can find information about these nominees, Selective’s Board of Directors, its committees, and other related matters beginning on page 6.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

▪	Vote “FOR” all of the nominees;

▪	Vote “AGAINST” all of the nominees;

▪	Vote “FOR” or “AGAINST” specific nominees; or

▪	Abstain from voting from all or specific nominees.

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast, assuming a quorum is present. A majority means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the director nominee. In an uncontested election, any director nominee who does not receive more “for” than “against” votes is required to tender his or her resignation from the Board of Directors within five days of certified election results. If that happens: (i) the Corporate Governance and Nominating Committee must recommend to the Board of Directors whether it should accept the resignation; and (ii) the Board of Directors must decide whether to accept the resignation and disclose its decision-making process.

Stockholders may not cumulate their votes. Abstentions and broker non-votes (shares held by a broker, bank, or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) will not be taken into account in determining the outcome of the vote consistent with New Jersey law and the proxy rules of the United States Securities and Exchange Commission (“SEC”).

PROPOSAL 2.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote “FOR” Proposal 2;

▪	Vote “AGAINST” Proposal 2; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes consistent with New Jersey law and the SEC’s proxy rules.

PROPOSAL 3.	APPROVAL OF THE SELECTIVE INSURANCE GROUP, INC. 2014 OMNIBUS STOCK PLAN

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SELECTIVE INSURANCE GROUP, INC. 2014 OMNIBUS STOCK PLAN.

You can find information about the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “2014 Omnibus Stock Plan”) beginning on page 53.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

▪	Vote “FOR” Proposal 3;

▪	Vote “AGAINST” Proposal 3; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 3 will pass if approved by an affirmative vote of a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes consistent with New Jersey law and the SEC’s proxy rules. To satisfy the requirements of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended (the “Code”), a majority of votes cast also is required to approve Proposal 3.

PROPOSAL 4.	APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SELECTIVE INSURANCE GROUP, INC. CASH INCENTIVE PLAN AND APPROVAL OF THE PERFORMANCE GOALS SET OUT IN THE CASH INCENTIVE PLAN

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE SELECTIVE INSURANCE GROUP, INC. CASH INCENTIVE PLAN AND THE PERFORMANCE GOALS.

You can find information about the amendment and restatement of the Selective Insurance Group, Inc. Cash Incentive Plan (the “Cash Incentive Plan”) beginning on page 61.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 4, on which you may:

▪	Vote “FOR” Proposal 4;

▪	Vote “AGAINST” Proposal 4; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 4 will pass if approved by an affirmative vote of a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes consistent with New Jersey law and the SEC’s proxy rules. To satisfy the requirements of Section 162(m) of the Code, a majority of votes cast is also required to approve Proposal 4.

PROPOSAL 5.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

You can find information about Selective’s relationship with KPMG LLP beginning on page 67.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 5, on which you may:

▪	Vote “FOR” Proposal 5;

▪	Vote “AGAINST” Proposal 5; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 5 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be counted as votes cast and will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes consistent with New Jersey law and the SEC’s proxy rules.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is not aware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority to vote on such matters according to their best judgment to the extent permitted by applicable law and NASDAQ Stock Market (“NASDAQ”) and SEC rules and regulations.

The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s Annual Meeting are set forth in Selective’s By-Laws.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words. These forward-looking statements are based on our beliefs, assumptions, and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the SEC and in the Quarterly Reports on Form 10-Q we have filed or will file hereafter under the headings “Risk Factors” and “ Forward-Looking Statements.”

You are cautioned not to place undue reliance on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement is applicable to all forward-looking statements contained in this document.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four ways:

1.	BY MAIL (MUST BE RECEIVED BEFORE ANNUAL MEETING):

▪	Mark your voting instructions on the proxy card;

▪	Sign your name exactly as it appears on the proxy card;

▪	Date the proxy card; and

▪	Mail the proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the beginning of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2, 3, 4, and 5. If any other matters requiring a vote arise during the meeting, the named proxies will exercise their discretion in accordance with their best judgment to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

2.	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 22, 2014 AT 12:00 PM CENTRAL TIME):

▪	Call the toll-free number on your proxy card; and

▪	Follow the instructions on your proxy card and the voice prompts.

▪	IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 22, 2014 AT 12:00 PM CENTRAL TIME):

▪	Go to the website listed on your proxy card; and

▪	Follow the instructions on your proxy card and the website.

▪	IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON (MAY ONLY BE DONE ON WEDNESDAY, APRIL 23, 2014, AT THE ANNUAL MEETING):

▪	Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting:

▪	By writing to Selective’s Corporate Secretary, Robyn P. Turner, at 40 Wantage Avenue, Branchville, New Jersey 07890;

▪	By submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any voting method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 12:00 PM Central Time on Tuesday, April 22, 2014 – unless you change your vote by voting in person at the Annual Meeting; and

▪	Voting in person at the Annual Meeting.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you: (i) properly execute your proxy card and return it to Selective; or (ii) submit your proxy by telephone or via the Internet, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting in accordance with your instructions.

In the absence of voting instructions, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2, 3, 4, and 5. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters in accordance with their best judgment to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If you are a beneficial owner of our stock, meaning that the Selective stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received access to these proxy materials from your bank, broker, or other nominee by mail or e-mail with information on how to submit your voting instructions. Unless you provide voting instructions to your bank, broker, or other nominee, your shares will not be voted on the election of directors (Proposal 1), the advisory (non-binding) vote on the compensation of Selective’s named executive officers (Proposal 2), the approval of the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (Proposal 3), or the approval of the amendment and restatement of the Selective Insurance Group, Inc. Cash Incentive Plan and approval of the performance goals set out under the plan for purposes of Section 162(m) of the Code (Proposal 4), resulting in so-called “broker non-votes.” In contrast, brokers can vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 5). Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

HOW WILL VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum. We believe brokers may exercise their discretionary voting power for Proposal 5.

For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes. Approval of Proposals 2, 3, 4, and 5 requires the affirmative vote of a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes have no effect on Proposals 2, 3, and 4, and abstentions have no effect on Proposal 5.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, APRIL 23, 2014

This Proxy Statement and our 2013 Annual Report to Stockholders are available on
Selective’s Internet website at www.selective.com.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. For more information on our majority voting policy, please see “Corporate Governance – Majority Voting for Directors in Uncontested Elections” beginning on page 15.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

Selective’s Board of Directors currently has 11 members. Pursuant to Selective’s Amended and Restated Certificate of Incorporation, and its By-Laws, as amended, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

The Corporate Governance and Nominating Committee is responsible for the review and nomination of candidates to the Board of Directors.1 The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

▪	Directors and management;

▪	Third party search firms that the Corporate Governance and Nominating Committee may engage from time to time for a fee to identify and interview candidates; and

▪	Stockholders.

Any stockholder proposing Board candidate(s) must submit in writing all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in a solicitation of proxies for the election of a director to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, 40 Wantage Avenue, Branchville, New Jersey 07890.

Regardless of source, the Corporate Governance and Nominating Committee evaluates all candidates based on, among other things, the following standards:

▪	Personal and professional ethics, integrity, character, and values;

▪	Professional and personal experience;

▪	Business judgment;

▪	Skills and expertise;

▪	Industry knowledge;

▪	Independence and avoidance or limitation of potential or actual conflicts of interest;

▪	Dedication and commitment to representing the long-term interests of Selective and its stockholders;

▪	Willingness to dedicate and devote sufficient time to Board duties and activities;

▪	Other appropriate and relevant factors, including the qualification and skills of the current members of the Board; and

▪	Diversity.

Although Selective has no formal diversity policy, our Corporate Governance Guidelines provide that the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Accordingly, diversity of thought, experience, gender, race, and ethnic background are greatly considered in the director evaluation process.

1 See chart on page 17 for further discussion of the Corporate Governance and Nominating Committee’s other responsibilities.

Director Nominees

No family relationships exist between any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director.

The Board has ratified the Corporate Governance and Nominating Committee’s nomination of the 11 directors listed below to stand for election at the 2014 Annual Meeting for terms expiring at the 2015 Annual Meeting or until a successor has been duly elected and qualified.

All 11 nominees have consented to being named in this Proxy Statement and to serving if elected. The Board does not know of any reason why any of these nominees would decline or be unable to serve if elected. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

NOMINEES OF THE BOARD OF DIRECTORS
Paul D. Bauer, 70 Independent Director, 1998 Lead Independent Director, since April 2013

▪     Retired financial executive.

▪     Executive Vice President and Chief Financial Officer of Tops Markets, Inc., 1970 to 1993.

▪     Director, Rosina Holdings Inc., since 2002.

▪     Director, Fluent Energy Corporation, since 2012.

▪     Director, Energy Corporation of America, since 2012.

▪     Director, Catholic Health System of Western New York, 1998 to 2008.

▪     Co-founder and President, The Bison Scholarship Fund (formerly named the Buffalo Inner-City Scholarship Opportunity Network), since 1995.

▪     Trustee, Holy Angels Academy, 2005 to 2011.

▪     Graduate of Boston College (B.S. Accounting).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Bauer is the former Chief Financial Officer of a publicly-traded company and served as the Chairman of the Audit Committee for 8 years. Mr. Bauer is very active in the Buffalo community and knowledgeable of Upstate New York, which is an important market for Selective.
Annabelle G. Bexiga, 52 Independent Director, 2012

▪     Executive Vice President and Chief Information Officer, TIAA-CREF, since March 2013.

▪     Senior Managing Director and Chief Information Officer, TIAA-CREF, 2010 to March 2013.

▪     Chief Information Officer, Bain Capital, LLC, 2008 to 2010.

▪     Elysian Coaching & Consulting, President and Founder, 2007.

▪     Managing Director and Chief Information Officer, JPMorgan Invest, LLC, 2003 to 2006.

▪     Member, CIO’s Executive Council, Executive Women in Information Technology.

▪     Member, CIO Strategy Exchange.

▪     Graduate of Seton Hall University (B.Sc.).

▪     International Executive MBA Program, Rutgers University.

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Bexiga has extensive financial services and information technology experience. She was named by Insurance and Technology Magazine as one of the 2011 Elite 8 CIOs. Ms. Bexiga is focused on innovative means of using social media to change retail behavior. She is also skilled in leading teams in multi-cultural environments and was certified as an executive coach. We believe that Ms. Bexiga’s expertise in information technology and its use by retail financial services companies is extremely important to the Board in setting Selective’s long-term strategies, particularly related to customer and agency experience matters.

NOMINEES OF THE BOARD OF DIRECTORS
A. David Brown, 71 Independent Director, 1996

▪     Executive Vice President and Chief Administrative Officer, Urban Brands, Inc., 2011 to October 2012. In September 2010, Urban Brands, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Urban Brands, Inc. was acquired by a subsidiary of Gordon Brothers Group in November 2010 and emerged from bankruptcy.

▪     Executive Vice President, Human Resources, Urban Brands, Inc., 2009 to 2011.

▪     Senior Vice President, Human Resources, Linens ‘n Things, Inc., 2006 to 2009. In May 2008, Linens ‘n Things, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

▪     Managing Partner, Bridge Partners, LLC, an executive recruiting firm, 2003 to 2006.

▪     Director, Ashley Stewart Holdings, Inc. since January 2013.

▪     Graduate of Monmouth University (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Brown has strong leadership and inter-personal skills and has had a long career in human resources, with extensive experience in executive development, recruitment and leadership, employee benefits and compensation, particularly in corporate restructurings. He has run his own business and worked for large corporations. He also has long been committed to diversity and was the managing director of a search firm specializing in diversity. Mr. Brown has extensive corporate governance experience, has served on several public company boards, and was Selective’s Lead Independent Director from 2009 to 2013.
John C. Burville, 66 Independent Director, 2006

▪     Insurance Consultant to the Bermuda Government, 2003 to 2007.

▪     Bermuda Insurance Advisory Committee, 1985 to 2003.

▪     Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.

▪     Graduate of Leicester University in the United Kingdom (B.Sc. and Ph.D.).

▪     Fellow of the Institute of Actuaries.

▪     Member of the American Academy of Actuaries.

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Burville has extensive insurance industry knowledge and served as chief actuary of one of the world’s largest property and casualty insurance companies. He is extremely knowledgeable about reserving and numerous actuarial techniques to calculate ultimate reserve levels. Board members look to Mr. Burville for guidance on actuarial subject matters and his general knowledge of the insurance business.
Joan M. Lamm-Tennant, 61 Independent Director, 1993

▪     Global Chief Economist & Risk Strategist, Guy Carpenter & Company, LLC, since 2007.

▪     Vice President, Marsh & McLennan Companies, Inc., 2009 to 2011.

▪     Senior Vice President, General Re Corporation, 1997 to 2007.

▪     Lawrence and Susan Hirsh Adjunct Professor of International Business, the Wharton School of the University of Pennsylvania, since 2010.

▪     Adjunct Professor, the Wharton School of the University of Pennsylvania, 2006 to 2010.

▪     Director, IVANS, Inc., 2004 to May 2013.

▪     Director, International Insurance Society, Inc., since 2011.

▪     Graduate of St. Mary’s University (B.B.A. and M.B.A.).

▪     Graduate of the University of Texas (Ph.D.).

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Lamm-Tennant has extensive insurance industry experience. She is a recognized expert in the fields of enterprise risk management and capital modeling. Ms. Lamm-Tennant currently serves as an advisor to Marsh & McLennan Companies, Inc. as well as eight national or multinational insurance companies on enterprise risk management implementation. She is active in several industry associations and a finance professor. Ms. Lamm-Tennant is a financial expert and particularly knowledgeable regarding investments and investment strategies.

NOMINEES OF THE BOARD OF DIRECTORS
Michael J. Morrissey, 66 Independent Director, 2008

▪     President & Chief Executive Officer, International Insurance Society, Inc., since 2009.

▪     Chairman and Chief Executive Officer, Firemark Investments, 1983 to 2009.

▪     Director, CGA Group, Ltd., 1998 to 2009.

▪     Chartered Financial Analyst.

▪     Member, Association of Insurance and Financial Analysts.

▪     Member, New York Society of Securities Analysts.

▪     Graduate of Boston College (B.A.).

▪     Graduate of Dartmouth College (M.B.A.).

▪     Graduate of Harvard University Graduate School of Business Administration (Corporate Financial Management Program).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Morrissey has 41 years of insurance industry experience. He is the head of an international insurance trade association, previously ran an investment firm specializing in insurance companies, and was president and chief investment officer of an insurance company. Mr. Morrissey is very knowledgeable about the insurance industry, the investment community, investor relations, and the analysis of strategic transactions.
Gregory E. Murphy, 58 Employee Director, 1997

▪     Chairman and Chief Executive Officer of Selective, since September 2013.

▪     Chairman, President and Chief Executive Officer of Selective, 2000 to September 2013.

▪     President and Chief Executive Officer of Selective, 1999 to 2000.

▪     President and Chief Operating Officer of Selective, 1997 to 1999.

▪     Other senior executive, management, and operational positions at Selective, since 1980.

▪     Certified Public Accountant (New Jersey) (Inactive).

▪     Trustee, Newton Medical Center Foundation, since 1999.

▪     Director, Property and Casualty Insurers Association of America, since 2008.

▪     Director, Insurance Information Institute, since 2000.

▪     Trustee, The Institutes, 2001 to 2013.

▪     Graduate of Boston College (B.S. Accounting).

▪     Harvard University (Advanced Management Program).

▪     M.I.T. Sloan School of Management.

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Murphy is the Director most knowledgeable about our operations, having served as Chief Executive Officer for 14 years and having worked at Selective for 34 years. We consider his service on the Board extremely valuable to informed business and strategic decision-making. He has broad experience and knowledge in the areas of reinsurance, insurance pricing, and industry fundamentals. Mr. Murphy has extensive contacts in the insurance industry and serves as a director or trustee of several important industry groups. He is a Certified Public Accountant, served as our Chief Financial Officer prior to assuming other leadership positions, and is extremely financially sophisticated.
Cynthia S. Nicholson, 49 Independent Director, 2009

▪     Chief Marketing Officer, Isis®, since December 2013.

▪     Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to November 2012.

▪     Co-Founder, Pup To Go, LLC, since 2009.

▪     Advisor, GamesThatGive, Inc., 2010 to 2011; Principal Strategist and Director, 2009 to 2010.

▪     Senior Vice President and Chief Marketing Officer of Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.

▪     Director, Association of National Advertisers, 2006 to 2008.

▪     Graduate of Kelley School of Business, Indiana University (M.B.A.).

▪     Graduate of University of Illinois (B.S.).

NOMINEES OF THE BOARD OF DIRECTORS
Discussion of individual experience, qualifications, attributes, and skills.	Ms. Nicholson is a marketing expert with 25 years of marketing experience in various industries. She served as Chief Marketing Officer at Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience with brand building, advertising, media buying, promotions, digital and social media, and direct marketing. We believe her marketing expertise is invaluable as we explore branding and marketing efforts to differentiate ourselves with independent insurance agents and address competitive issues in the property and casualty insurance industry.
Ronald L. O’Kelley, 69 Independent Director, 2005

▪     Chairman and Chief Executive Officer, Atlantic Coast Venture Investments Inc., 2003 to 2008 and 2009 to present; Director, 2003 to 2009.

▪     President and Chief Executive Officer, U.S. Shipping Partners, L.P., 2008 to 2009, Director 2004 to 2008. In April 2009, U.S. Shipping Partners, L.P. filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged reorganized as U.S. Shipping Corp in November 2009.

▪     Executive Vice President, Chief Financial Officer and Treasurer, State Street Corporation, 1995 to 2002.

▪     Advisory Director, Donald H. Jones Center for Entrepreneurship, Tepper School of Business, Carnegie Mellon University, since 2003.

▪     Graduate of Duke University (A.B.).

▪     Graduate of Carnegie Mellon University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. O’Kelley is the former Chief Financial Officer of a large multi-national financial services organization and the Audit Committee’s designated financial expert. He has extensive experience in corporate restructurings for both manufacturing organizations and financial institutions. Mr. O’Kelley has a demonstrated track record for implementing corporate strategy through significant mergers and acquisitions, divestitures, and debt and equity fund raisings. He has significant experience as a director of other public companies.
William M. Rue, 66 Non-Independent Director, 1977

▪     Chairman, Rue Insurance, an insurance agency, since February 2013; President and former Executive Vice President, Rue Insurance, 1969 to February 2013.

▪     President, Rue Financial Services, Inc., 2002 to 2012.

▪     Director, 1st Constitution Bank, since 1989, Secretary of the Board, since 2005.

▪     Director, 1st Constitution Bancorp, since 1999, Secretary of the Board, since 2005.

▪     Director, Robert Wood Johnson University Hospital at Hamilton, since 1994.

▪     Director, Robert Wood Johnson University Hospital Foundation, 1999 to 2012.

▪     Director, Robert Wood Johnson Health Care Corp., since 2011.

▪     Trustee, Rider University, 1993 to 2012, and since July 2013.

▪     Member, Independent Agents & Brokers Association.

▪     Member, Society of CPCU.

▪     Member, Professional Insurance Agents Association.

▪     Member, Management Committee, PL Services, LLC.

▪     President, The Rue Foundation, since 2004.

▪     Graduate of Rider College (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Rue has been one of our independent agents for 45 years, and was the chief executive of his agency for 29 years. Because we principally distribute our products through independent agents, we believe it is extremely valuable for informed business and strategic decision-making for the Board to have input from and understand the views of an independent agent who has strong knowledge of our operations and the competitive landscape.

NOMINEES OF THE BOARD OF DIRECTORS
J. Brian Thebault, 62 Independent Director, 1996

▪     Partner, Thebault Associates, since 1987.

▪     Chairman, Earth-Thebault, 2007 to 2009.

▪     Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive Officer, L.P. Thebault Company, 1984 to 1998.

▪     Director, Curex Group Holdings LLC, since 2010.

▪     Trustee, The Peck School, 1994 to 2010.

▪     Trustee, The Delbarton School, 1990 to 2007.

▪     Graduate of University of Southern California (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	For most of his career, Mr. Thebault has run closely-held businesses, which is the ownership structure of many of our commercial customers. Through his career in the printing industry, he has a strong background in sales, marketing, finance matters, and business strategy.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of February 21, 2014:

▪	The number of shares of Selective common stock beneficially owned by each director, the Chairman of the Board and Chief Executive Officer (the “Chief Executive Officer” or “CEO”), the Chief Financial Officer, and the other named executive officers, as described in our Compensation Discussion and Analysis beginning on page 22.

▪	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

	Number of Shares
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days of February 21, 2014	Total Shares Beneficially Owned(1)	Percent of Class
Bauer, Paul D.	64,314	50,109	114,423	*
Bexiga, Annabelle G.	8,028	0	8,028	*
Brown, A. David	34,623	44,109	78,732	*
Burville, John C.	60,166	38,109	98,275	*
Lamm-Tennant, Joan M.	75,638	44,109	119,747	*
Lanza, Michael H.	51,401	24,067	75,468	*
Marchioni, John J.	112,827	24,157	136,984	*
Morrissey, Michael J.	14,572	14,065	28,637	*
Murphy, Gregory E.	327,382	34,067	361,449	1%
Nicholson, Cynthia S.	19,905	7,953	27,858	*
O’Kelley, Ronald L.	37,603	44,109	81,712	*
Rue, William M.	424,630(2)	44,109	468,739	1%
Thatcher, Dale A.	110,009	34,067	144,076	*
Thebault, J. Brian	76,028(3)	44,109	120,137	*
Zaleski, Ronald J.	95,423	24,067	119,490	*
All directors and executive officers, as a group (17 persons)	1,542,732	471,206	2,013,938	4%

* Less than 1% of the common stock outstanding.

(1) No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase.

(2) Includes: (i) 40,432 shares held by Chas. E. Rue & Son, Inc. t/a Rue Insurance (“Rue Insurance”), an independent insurance agency of which Mr. Rue is Chairman and owner of more than a 10% equity interest (see page 13 of this Proxy Statement for more information); and (ii) 5,226 shares held by Mr. Rue’s wife.

(3) Includes: (i) 244 shares held in custody for, and 110 shares held by, one daughter of Mr. Thebault; and (ii) 110 shares held in custody for another daughter of Mr. Thebault.

Security Ownership of Certain Beneficial Owners

The following table lists the only persons or groups known to Selective to be the beneficial owners of more than 5% of any class of Selective’s voting securities as of December 31, 2013, based on Schedules 13G filed by the beneficial owners on January 30, 2014, February 10, 2014, and February 11, 2014, respectively, with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,136,139 shares of common stock	9.2%
Common Stock	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	4,635,146 shares of common stock	8.31%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,349,339 shares of common stock	6.00%

EXECUTIVE OFFICERS

Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item 1. Business. of Selective’s Annual Report on Form 10-K for the year ended December 31, 2013.

TRANSACTIONS WITH RELATED PERSONS

William M. Rue, Director. Mr. Rue owns more than 10% of the equity, and is Chairman of, Rue Insurance, an independent insurance agency. Through February 2014, Mr. Rue served as President of Rue Insurance. Rue Insurance has been an appointed independent agent of Selective’s insurance subsidiaries since 1928 and Selective expects that relationship to continue in 2014. The appointment of Rue Insurance as an independent agent was made on similar terms and conditions as other Selective agents and includes the right to participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010). In 2013, Rue Insurance placed insurance policies with Selective’s insurance subsidiaries. Direct premiums written associated with these policies was $8.2 million in 2013. In return, Selective’s insurance subsidiaries paid commissions to Rue Insurance of $1.3 million. For additional information regarding Mr. Rue, see page 11.

The Selective Insurance Group Foundation, a private foundation Selective established under Section 501(c)(3) of the Code (the “Selective Foundation”). The Selective Foundation makes grants to charitable organizations in accordance with its By-Laws and funding guidelines, which are available at www.selective.com. In 2013, the Selective Foundation made grants in excess of $20,000 to the following organizations with ties to Selective, all of which are located in Sussex County, New Jersey, where Selective is headquartered and over half of its headquarter-based employees live:

▪	$48,000 in grants to The Newton Medical Center Foundation (“NMCF”), a charitable organization affiliated with Newton Medical Center. Mr. Murphy serves on the Board of Trustees of NMCF. In 2012, the Selective Foundation agreed to a plan of giving, to be annually renewed, that provides for $50,000 per year for the period of 2013 to 2023, with a potential maximum total contribution of $500,000. In 2013, a Selective subsidiary also provided corporate sponsorship payments totaling $3,000 to NMCF.

▪	$50,000 in grants to Project Self-Sufficiency of Sussex County (“PSS”), a non-profit, community-based organization dedicated to empowering low-income adults and their children to achieve personal and economic self-sufficiency. Susan Murphy, Mr. Murphy’s wife, serves on the PSS Board of Directors.

▪	A $22,000 grant to the United Way of Northern New Jersey. Kimberly Burnett, Executive Vice President of Selective Insurance Company of America (“SICA”), serves as a member of the Board of Trustees of the United Way of Northern New Jersey.

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”).

The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve Related Person Transactions. In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including: (i) the benefits to Selective; (ii) the impact on a director’s independence; (iii) the availability of other sources for comparable products and services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of his or her immediate family members is the Related Person. The Audit Committee only approves those Related Person Transactions that it considers are in, or not inconsistent with, the best interests of Selective and its stockholders.

Director Independence

The Board of Directors has determined that all directors are independent under NASDAQ and SEC rules and regulations – except Messrs. Murphy and Rue. In making its determination, the Board considered various transactions, relationships, or arrangements that relate to the directors. For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled “Transactions with Related Persons” on page 13.

Ms. Lamm-Tennant, a member of the Finance Committee, was appointed Global Chief Economist & Risk Strategist of Guy Carpenter & Company, LLC (“Guy Carpenter”) in May 2007. Guy Carpenter is a subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), of which Ms. Lamm-Tennant also served as Vice President from February 2009 to January 2011. Marsh has implemented a strategy of purchasing independent insurance agencies and has purchased certain agencies which are appointed agents of Selective’s insurance subsidiaries. In 2013, agencies owned by Marsh placed insurance policies with total direct premiums of approximately $4.7 million with Selective’s insurance subsidiaries, and Selective paid commissions to Marsh-owned agencies totaling approximately $643,000. Selective also uses the services of two other Marsh subsidiaries, which advise on information technology and compensation issues. In 2013, Selective paid these two Marsh subsidiaries approximately $61,000. On September 19, 2011, Selective’s insurance subsidiaries ended their engagement of Guy Carpenter for reinsurance placement services, although Guy Carpenter may receive immaterial amounts of additional commission over the next 10 years from reinstatement premiums Selective’s insurance subsidiaries may pay to reinstate reinsurance treaties if certain claims payment limits are exceeded. Marsh’s aggregate revenues in 2013 were approximately $12 billion.

As: (i) Ms. Lamm-Tennant is not a reinsurance broker or an insurance agent and had no involvement in these transactions; (ii) Guy Carpenter and Marsh have established an internal segregation to separate Ms. Lamm-Tennant from knowledge of specific transactions involving Selective; and (iii) the aggregate amount of revenue from such transactions is immaterial to the business of Guy Carpenter and Marsh, the Board determined that these transactions do not affect Ms. Lamm-Tennant’s independence under applicable NASDAQ and SEC rules and regulations.

In 2013, a daughter of Ronald L. O’Kelley, Chairman of the Audit Committee, and a member of the Executive and Finance Committees, became employed by Liberty Mutual Insurance Company (“Liberty Mutual”) as a personal lines homeowners claims special projects implementation manager. One of our insurance subsidiaries has had an agreement with a Liberty Mutual subsidiary since 2011 to provide long-term disability insurance and long-term, short-term and related disability management services to Selective’s employees. The aggregate annual premium Selective pays for these services is approximately $725,000, including $276,000 of contributions by Selective’s employees for supplemental disability insurance coverage. Liberty Mutual’s aggregate revenues for 2013 were approximately $39 billion. Mr. O’Kelley’s daughter has no involvement with Selective’s insurance program with Liberty Mutual.

As: (i) neither Mr. O’Kelley nor his daughter have any involvement in Selective’s insurance program with Liberty Mutual; and (ii) the amount of revenue from such arrangement is immaterial to the business of Liberty Mutual, the Board determined that this arrangement does not affect Mr. O’Kelley’s independence under applicable NASDAQ and SEC rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires Selective’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of Selective’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Selective’s equity securities. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to furnish Selective with copies of all Section 16(a) Exchange Act reports they file. Based solely on Selective’s review of the provided copies of Forms 3, 4, and 5, or written representations from certain reporting persons that Forms 5 were not required, Selective believes that all directors, executive officers, and greater than 10% beneficial owners timely met all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2013.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance subsection of the Investor Relations section of Selective’s website, www.selective.com. These guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually. Paul D. Bauer is presently the Lead Independent Director. In 2013, Selective’s independent directors met four times outside the presence of management.

All members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors under NASDAQ and SEC rules and regulations.

Majority Voting for Directors in Uncontested Elections

Selective’s Board of Directors has adopted a majority voting policy for uncontested elections of incumbent directors. To be re-elected to the Board, an incumbent director must receive a majority vote by stockholders, unless the Corporate Secretary determines that the number of nominees exceeds the number of directors to be elected. If any incumbent director nominee receives less than a majority of votes cast, the following process must be followed:

▪	The incumbent director must tender his or her resignation to the Chairman of the Board within 5 days following certification of the meeting’s election results.

▪	Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. In determining and making its recommendation to the Board, the committee may consider any factors it deems relevant and a range of possible alternatives concerning the director’s tendered resignation.

▪	Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, within 4 days of doing so, shall file with the SEC a Form 8-K in which it discloses its decision, the rationale for its decision, and the process it followed in reaching the decision to accept or reject the director’s tendered resignation.

▪	Any incumbent director who fails to receive a majority of votes cast and tenders resignation may not participate or vote in the deliberations of the Corporate Governance and Nominating Committee or the Board related to their resignation. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote at the same stockholders’ meeting, then the independent directors who received a majority vote and any independent directors who did not stand for re-election must appoint from themselves an ad hoc Board committee to consider the tendered resignations and make a recommendation to the Board whether it should accept them. If fewer than three directors would constitute an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held 6 meetings in 2013. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and their respective committees in 2013. Selective expects all directors to attend the Annual Meeting, and all directors did so in 2013.

The Board has five standing committees:

▪	Audit Committee;

▪	Corporate Governance and Nominating Committee;

▪	Executive Committee;

▪	Finance Committee; and

▪	Salary and Employee Benefits Committee.

The following tables provide information on each of the five committees:

Audit Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2013 Meetings: 6

Responsibilities:

▪     Oversee the accounting and financial reporting processes and the audits of the financial statements.

▪     Review and discuss with Selective’s management and independent auditors Selective’s financial statements, reports, and other information provided to the public and filed with the SEC.

▪     Monitor the activities of Selective’s Internal Audit Department and review and concur in the appointment, compensation, replacement, reassignment, or dismissal of the Chief Audit Executive.

▪     Monitor Selective’s internal controls regarding finance, accounting, and legal compliance

▪     Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

▪     Assist the Board in overseeing the Company’s enterprise risk management function. Discuss with management Selective’s major financial, operational, or other risk exposures and steps management has taken to monitor and manage such exposures.

▪     Appoint Selective’s independent registered public accounting firm and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions with respect to their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
Ronald L. O’Kelley, Chairperson and designated Audit Committee financial expert	Yes
Paul D. Bauer	Yes
Annabelle G. Bexiga	Yes
John C. Burville	Yes
J. Brian Thebault	Yes

Corporate Governance and Nominating Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2013 Meetings: 4

Responsibilities:

▪     Establish criteria for director selection and identify and recommend nominees for director to the Board.

▪     Review and assess Selective’s Corporate Governance Guidelines and recommend changes to the Board.

▪     Recommend to the Board directors to serve as members of the various Board committees, chairpersons of the various committees, and Lead Independent Director.

▪     Advise the Board regarding Board composition, procedures, and committees.

▪     Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.

▪     Oversee the self-evaluations of the Board and its various committees.

▪     Review, jointly with the Salary and Employee Benefits Committee, CEO and executive management succession planning and professional development.

▪     Make a recommendation to the Board as to whether to accept an incumbent director’s tendered resignation if the director fails to receive a majority vote in an uncontested election of directors.

Director Members:	Independent
J. Brian Thebault, Chairperson	Yes
Annabelle G. Bexiga	Yes
A. David Brown	Yes
Cynthia S. Nicholson	Yes

Executive Committee
No Charter. Responsibilities defined in By-Laws.	2013 Meetings: 0

Responsibilities:

▪     Authorized by By-Laws to exercise the Board of Directors’ powers and authority in the management of Selective’s business and affairs between Board meetings.

▪     Has the right and authority to exercise all the powers of the Board of Directors on all matters brought before it, except concerning Selective’s investments or as prohibited by law.

Director Members:	Independent
Gregory E. Murphy, Chairperson	No
Paul D. Bauer	Yes
A. David Brown	Yes
Michael J. Morrissey	Yes
Ronald L. O’Kelley	Yes
J. Brian Thebault	Yes

Finance Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2013 Meetings: 4

Responsibilities:

▪     Review and approve changes to Selective’s investment policies, strategies, and programs.

▪     Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio and external investment managers.

▪     Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.

▪     Review Selective’s reinsurance program, including structure, pricing, and financial strength of participating reinsurers on the program.

▪     Appoint members of Selective’s Management Investment Committee.

▪     Review and make recommendations to the Board regarding payment of dividends.

▪     Review Selective’s capital structure and significant expenditures, and provide recommendations to the Board regarding financial policies and matters of corporate finance.

Director Members:	Independent
Michael J. Morrissey, Chairperson	Yes
Paul D. Bauer	Yes
Joan M. Lamm-Tennant	Yes
Ronald L. O’Kelley	Yes
William M. Rue	No

Salary and Employee Benefits Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2013 Meetings: 7

Responsibilities:

▪     Oversee, review, and administer compensation, equity, and employee benefit plans and programs related to the employees and management of Selective and its subsidiaries.

▪     Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.

▪     Review annually and approve Selective’s compensation strategy for employees.

▪     Review annually and determine the individual elements of total compensation for the CEO and other members of senior management.

▪     Review, jointly with the Corporate Governance and Nominating Committee, CEO and executive management succession planning and professional development.

▪     Review and approve compensation for non-employee directors.

▪     Review the independence and engagement of the independent executive compensation consultant.

Director Members:	Independent
A. David Brown, Chairperson	Yes
Paul D. Bauer	Yes
John C. Burville	Yes
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes

RISK MANAGEMENT

Board Leadership Structure

Our two principal Board leadership positions are: (i) Chairman of the Board; and (ii) Lead Independent Director, which was created and first filled in July 2004. The Lead Independent Director position is defined in our Corporate Governance Guidelines and is very similar to the role of an independent non-executive Chairman. We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. The Corporate Governance and Nominating Committee also conducts annual self-assessments of the Board and its various committees and evaluates their effectiveness.

The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties. The Lead Independent Director’s general authority and responsibilities are as follows:

▪	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairman and CEO;

▪	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Chairman and CEO;

▪	Ensuring that matters of importance to the Directors are placed on the Board’s meeting agendas;

▪	Assuring that the Chairman and CEO understands the Board’s views on all critical matters;

▪	Assuring that the Board understands the Chairman and CEO's views on all critical matters; and

▪	Calling executive sessions of the independent directors and serving as chairman of such meetings.

Our Lead Independent Director is Paul D. Bauer, who succeeded A. David Brown in April 2013 and has served on our Board since 1998. Our Chairman of the Board since April 2000 is Gregory E. Murphy, our Chief Executive Officer. At this time, we believe there is a benefit to having Mr. Murphy serve as both Chairman of the Board and Chief Executive Officer. As the executive with primary responsibility for managing our day-to-day operations, he is best positioned to chair regular Board meetings and to ensure that key business issues and risks are brought to the attention of our Board or its appropriate committee.

Enterprise Risk Management

Our Board oversees our overall enterprise risk management process, which follows, among other things, the 1992 Enterprise Risk Management – Integrated Framework of the Treadway Commission of the Committee of Sponsoring Organizations (COSO). We began our formal enterprise risk management process over thirteen years ago. Its key components include identification and measurement, reporting, and monitoring of major risks, and the development of appropriate responses.

In addition to the Board’s oversight of overall risk and the enterprise risk management process, various committees of the Board oversee risks specific to their areas of supervision and report their activities and findings to the Board:

▪	The Audit Committee, on operational, financial, and compliance risks;

▪	The Corporate Governance and Nominating Committee, on governance and certain compliance risks;

▪	The Finance Committee, on investment risk, non-investment credit risk, including reinsurance risk, insurance leverage, and associated financial risk; and

▪	The Salary and Employee Benefits Committee, on employee, human capital, and compensation strategy risks.

The Chief Executive Officer, who is the executive ultimately responsible for risk, and the Executive Risk Committee are responsible for the holistic evaluation and supervision of our major risks. The Executive Risk Committee primarily consists of the Chief Executive Officer, his direct reports and key operational leaders, each of whom is responsible for management of risk in his or her respective area, and a Chief Risk Officer, who reports to the Chief Financial Officer. The Executive Risk Committee meets at least quarterly and reviews and discusses various aspects and the interrelation of Selective’s major risks, including, but not limited to, capital modeling results, capital adequacy, risk metrics, emerging risks, and sensitivity analysis. The Executive Risk Committee uses various management committees for detailed analysis and management of individual risks and determines future risk management actions. The Executive Risk Committee provides a structured forum for consideration of risks that either may preclude us from achieving our strategic goals or may provide potential opportunities to be pursued. The Chief Risk Officer reports on the Executive Risk Committee’s activities, analyses, and findings to the Board or the appropriate Board committee, and provides a quarterly update on certain risk metrics.

In overseeing the analysis and management of risk, the Board regularly receives, analyzes, and makes due inquiry regarding reports from its various committees and management regarding risk. We believe our Board’s leadership structure and the Lead Independent Director position supports the Board’s ability to effectively evaluate and manage risk.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. To make this determination, we conducted an internal risk assessment of our compensation policies and programs. In performing the risk assessment, we considered that we operate in an industry based almost entirely on managing risk, and we believe that our risk management function is robust. We also analyzed the issues set forth in the proxy disclosure rules and gave close consideration to the following points:

▪	The compensation policies and practices for employees of our operating units are similar and no operating unit carries a disproportionate portion of our corporate risk profile. For example, our Insurance Operations segments, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition and extensive losses from catastrophic events and acts of terrorism, while our Investment Operations segment, which invests premiums collected by the Insurance Operations segments and proceeds from capital transactions, is subject to, among other things, global economic risks, such as adverse impacts from governmental monetary policies, and risks inherent in the equity and debt markets; and

▪	Our compensation policies are consistent with our overall risk structure and a significant portion of compensation is awarded on the accomplishment of business objectives that are measured over a three-year period of time.

We also considered our overall compensation program, including:

▪	The features of our compensation program and whether those features align with our compensation philosophy;

▪	The compensation program has multiple financial and strategic measures that balance profitability and growth. Our financial goals are based on a statutory combined ratio, which is an accepted insurance industry standard of profitability, and our strategic goals are based on, among other things, pricing, retention, and profitability of business, that are intended to incentivize profitable growth;

▪	The maximum potential payments under our compensation plans;

▪	The mix of fixed versus variable compensation;

▪	The balance between cash and equity compensation;

▪	The ratio of compensation based on long-term versus short-term performance metrics; and

▪	The timing of equity award grants and vesting.

We also considered that we adjust our compensation programs from time-to-time as risks in our industry and operating segments change to help ensure that compensation and risk remain appropriately aligned.

Finally, we reviewed our various risk mitigation strategies in the compensation context including:

▪	The stock ownership and retention requirements for management, as outlined beginning on page 37;

▪	The independent oversight of compensation programs by the Salary and Employee Benefits Committee of the Board, including oversight of goals and performance measures; and

▪	The Board’s role in risk oversight, which includes receiving, analyzing, and making due inquiry regarding reports from its various committees, including the Salary and Employee Benefits Committee, and management’s Executive Risk Committee regarding risk.

STOCKHOLDER COMMUNICATIONS

Stockholders may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@selective.com. The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.

CODE OF CONDUCT

Selective has adopted a Code of Conduct that sets out guiding business ethics principles for all Selective personnel, including executive officers. The Code of Conduct can be found in the Corporate Governance subsection of the Investor Relations section of Selective’s website, www.selective.com. Any amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Purpose of Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide relevant information to our stockholders regarding our 2013 compensation program for the following named executive officers (“NEOs”):

▪	Gregory E. Murphy, Chairman and Chief Executive Officer;

▪	Dale A. Thatcher, Executive Vice President and Chief Financial Officer;

▪	John J. Marchioni, President and Chief Operating Officer;

▪	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer; and

▪	Ronald J. Zaleski Sr., Executive Vice President and Chief Actuary.

Consideration of 2013 Say-on-Pay Advisory Vote Results

At our 2013 Annual Meeting of Stockholders, our stockholders voted on an advisory basis to approve the compensation of our NEOs. Again, as they did in 2012, our stockholders overwhelmingly supported our compensation decisions, with approximately 94% of votes cast voting in favor of the proposal. We considered these results and believe they indicate stockholders are supportive of our compensation decisions. Accordingly, we did not make any material changes in our 2013 compensation decisions and policies and we have maintained our emphasis on short- and long-term incentive compensation that we believe reward our executives for delivering stockholder value.

2013 Corporate Performance Highlights

In 2012, we established a three-year targeted statutory combined ratio2 excluding catastrophes of 92%, which we expect to meet in 2014. This expectation excludes our assumption for catastrophe losses of approximately 4 points and any prior year development, favorable or unfavorable. In 2013, we performed better than expected and exceeded almost every significant budget target we established. We remain confident in achieving this plan, particularly in light of the following noteworthy events in 2013:

▪	We increased overall net premiums written (“NPW”) in 2013 by 9% compared to the prior year;

2 The statutory combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A statutory combined ratio under 100% generally indicates that an insurance company is generating an underwriting profit and a statutory combined ratio over 100% generally indicates that an insurance company is generating an underwriting loss.

▪	We achieved a 7.6% overall renewal pure price increase, consisting of a: (i) 7.6% for standard commercial lines; (ii) 7.8% for standard personal lines; and (iii) 6.5% for excess and surplus lines;

▪	We attained our 19th consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2013;

▪	We achieved strong standard retention rates for commercial lines of 82% and personal lines of 85%;

▪	We improved our overall statutory combined ratio in 2013 compared to 2012, both inclusive of catastrophe losses (97.5% versus 103.5%) and exclusive of catastrophe losses (94.8% versus 97.3%);

▪	We significantly improved results in our excess and surplus lines operations through a reduction in acquisition and integration costs and significant underwriting actions to improve profitability, resulting in a 2013 statutory combined ratio of 102.9% for that segment, compared to 118.8% for 2012;

▪	We generated significant savings from our Claims Operations initiatives, and are on track to deliver our multi-year three point reduction in claim costs by year-end 2014;

▪	We introduced new products and enhanced existing products, which are expected to increase our NPW;

▪	We improved our customer experience and branding, which we believe improves business retention and increases cross-selling opportunities, through new initiatives and enhancements including the distribution of policy guides with all new policies, quarterly region specific e-newsletters and increased usage of our Customer Self-Service portal and mobile web applications;

▪	We completed a $185 million debt offering and refinanced our $100 million junior subordinated notes; and

▪	We successfully placed our 2013 reinsurance program, including the addition of a collateralized layer.

In June 2013, our “A (Excellent)” (with a stable outlook) financial strength rating from A.M. Best Company, a worldwide insurance rating company, was affirmed, reflecting our solid risk-adjusted capitalization resulting from our consistent and profitable operating results, achieved through our disciplined underwriting focus and increased use of predictive modeling.

Our stock price ended 2013 at $27.06, an increase of 40.4% from year end 2012, while our total stockholder return (“TSR”), which is determined using the change in Selective’s common stock price and reinvested dividends, was 43.5%, compared to the Standard & Poor’s 500 Index total return of 32.4%.

In 2013, we continued to focus on our strategies for profitable growth, diversification, and creating long-term value for our stockholders.

CEO Pay for Performance

The following table sets forth Mr. Murphy’s compensation over the past four years, its actual dollar and percentage change from the prior year, and Selective’s TSR for the one and three year periods. We believe the table demonstrates the correlation between changes in Selective’s TSR and Mr. Murphy’s compensation, which is consistent with, and reflects our philosophy of, aligning compensation with the interests of stockholders and long-term performance.

	2010	2011	2012	2013
CEO Total Compensation (Salary/ACIP/LTIP)	$2,700,087*	$2,800,000	$3,000,000	$3,900,000
$ Change from Prior Year	$15,456	$99,913	$200,000	$900,000
% Change from Prior Year	0.6%	3.7%	7.1%	30%
One-Year TSR	14.0%	0.8%	11.9%	43.5%
Three-Year TSR	13.5%	14.6%	28.6%	61.9%

* Also includes discretionary cash bonus award.

Role and Function of the Salary and Employee Benefits Committee

The Salary and Employee Benefits Committee of the Board of Directors (“SEBC”) oversees executive compensation. The SEBC retains an independent executive compensation consultant, Exequity LLP (“Compensation Consultant”), to advise it on executive and non-employee director compensation issues. Representatives of the Compensation Consultant: (i) review senior executive compensation; (ii) prepare comprehensive competitive compensation analyses for our NEOs; (iii) provide counsel to the SEBC regarding award metrics, components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs; and (iv) attend SEBC meetings, as requested by the SEBC.

The Compensation Consultant has served the SEBC since April 2007. The Compensation Consultant’s only business with Selective is to advise the SEBC on non-employee director and executive compensation matters. The SEBC has determined, in light of the factors set forth in SEC and NASDAQ rules, that the Compensation Consultant’s services do not raise a conflict of interest.

The SEBC has full autonomy in determining executive compensation and makes all final determinations regarding CEO and other NEO compensation, incorporating information provided by the Compensation Consultant. The CEO also makes compensation recommendations to the SEBC regarding each of the executive vice presidents and certain other members of senior management based on the CEO’s assessment of each individual’s annual performance, contributions to Selective, and potential for advancement. In making its compensation decisions, the SEBC also considers pay levels at companies with which we compete for business and executive talent (discussed below) and pre-established guidelines regarding award amounts, Selective’s performance, executive retention issues, internal compensation parity, and advancement in abilities, experience, and responsibilities. The Executive Vice President and Chief Human Resources Officer and certain other human resources officers, as part of their usual duties and responsibilities, provide the SEBC with information regarding the overall design of the executive compensation program and its individual components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

The objective of our executive compensation program is to attract, retain, and motivate executive talent who will drive the organization’s success and create stockholder value. Our compensation program is designed to reward the achievement of both financial and strategic goals and recognize our executives for their individual achievements and promote a long-term relationship with us. We seek to attract and retain talented and qualified executives by paying compensation that is generally targeted in the range of the 50th – 75th percentile of total compensation paid by comparable property and casualty insurance companies, with pay levels more likely to approach the upper end of that range in years when company performance is strong. Consistent with our pay-for-performance philosophy, we tie our annual incentive awards to pre-determined financial and strategic business objectives and individual contributions, and we align our long-term compensation to the achievement of pre-determined specific performance measures that impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program consists of the following key elements selected to: (i) address the market-based realities of attracting and retaining quality executives; and (ii) align the executives’ compensation with our stockholders’ interests:

▪	Base salary;

▪	Annual cash incentive program (“ACIP”) payments; and

▪	Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units, performance-based cash incentive units, and, in prior years, stock options.

Compensation Best Practices

Selective primarily uses the following compensation structures and practices:

▪	Fixed and variable compensation components;

▪	Issuances of performance-based equity and annual cash bonus awards to NEOs;

▪	Stock ownership and retention requirements;

▪	Limited perquisites; and

▪	Double triggers for cash and equity award payments upon a change in control under employment agreements.

Benchmarking

When making compensation decisions, the SEBC believes that it is important to be informed on compensation practices at publicly-traded companies and at property and casualty insurance holding companies. The SEBC believes that:

▪	Measuring our compensation against practices from two benchmark sources helps ensure that the SEBC has an ample and robust assessment of our competitive compensation posture;

▪	Benchmarking provides the SEBC with relevant information to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value; and

▪	Considering multiple market references offsets inaccuracies inherent in a single market data point and enhances the SEBC’s decisions by allowing it to rely on a fuller set of market-competitive pay boundaries than just a single benchmark.

Accordingly, the SEBC receives from, and reviews with, the Compensation Consultant, the following benchmarking information:

▪	Benchmarking analyses of compensation that we pay our NEOs, compared to base salary, annual cash incentives, total cash compensation, long-term incentives, and total compensation against a proxy peer group; and

▪	Benchmark data provided by a third-party vendor for our NEOs against a group of 51 property and casualty insurance organizations.

For 2013, the Compensation Consultant furnished the SEBC with 2013 NEO compensation information from two market reference sources as follows:

Proxy Peers Organizations with which we compete in the sale of products and services and for talent	Third-party Vendor Surveys
▪ Argo Group International Holdings ▪ The Chubb Corporation ▪ Cincinnati Financial Corporation ▪ CNA Financial Corporation ▪ EMC Insurance Group Inc. ▪ The Hanover Insurance Group, Inc.

▪ Hartford Financial Services Group, Inc.

▪ Navigators Group, Inc.

▪ OneBeacon Insurance Group, Ltd.

▪ State Auto Financial Corporation

▪ Tower Group, Inc.

▪ United Fire Group, Inc.

▪ W. R. Berkley Corporation

▪ Property and Casualty Insurance Compensation Survey

Information for the Proxy Peers in the above table (collectively, the “Proxy Peer Group”) is obtained from proxy statements and other materials filed with the SEC. This information includes data on compensation components and analysis of the overall financial performance of the organizations in the group. We analyze our performance in relation to them. The Proxy Peer Group is composed of companies that provide similar products, have our geographic market scope, and compete with us for executive talent. The Property and Casualty Insurance Compensation Survey provides supplemental data from companies of various sizes. This information is divided into segments that most accurately reflect the size of our organization. Because we strive to engage the best talent, which may require us to recruit from organizations larger than us, we look at data from: (i) the overall property and casualty insurance industry; and (ii) organizations with direct written premiums of less than $2 billion.

In 2013, our aggregate NEO total compensation was 26.0% above the total average median of the market reference sources, but was well below the total average 75th percentile of the market reference sources, representing a positioning relative to market that the SEBC deemed to be appropriate based on Selective’s performance in 2013. The components comprising total compensation differed from market to varying degrees. Specifically, base salary was above the total average median by 6.7%, and annual incentive awards were 104.5% above the total average median, resulting in annual total cash compensation that was above the total average median by 48.7%. This positioning reflected substantial improvement in annual operating results and shareholder returns in 2013 relative to 2012 market data. The grant date fair value of our 2013 long-term incentive awards was 7.3% above the total average median. The SEBC felt that each NEO’s compensation was appropriately-positioned relative to market based on the accomplishments and contributions of that particular NEO, and the degree of the company’s achievement relative to 2013 goals.

2013 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

We allocate compensation among: (i) a fixed base salary; (ii) variable annual cash incentive bonus; and (iii) a variable long-term component. Together, these three components link compensation opportunities for executives to short-term and long-term financial and strategic objectives. The table below shows the percentage of total compensation for the CEO, Chief Financial Officer, and other NEOs that is short-term incentive compensation (ACIP) versus long-term incentive compensation (LTIP), and fixed (base salary) versus variable (ACIP and LTIP).

As the table indicates, the 2013 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate executives to achieve short-term and long-term corporate objectives that are consistent with our stockholders’ economic interests. We strive to achieve a balance between pay incentive vehicles and performance time horizons, generally placing the most weight on achievement of long-term success that increases long-term stockholder value.

	Variable Compensation			Fixed Compensation
NEOs	2013 Short-Term (ACIP)	2013 Long-Term (LTIP)	2013 Total Variable (ACIP & LTIP)	2013 Base Salary
Gregory E. Murphy	38%	39%	77%	23%
Dale A. Thatcher	37%	32%	69%	31%
John J. Marchioni	41%	29%	70%	30%
Michael H. Lanza	31%	33%	64%	36%
Ronald J. Zaleski	29%	35%	64%	36%

Base Salary

Our base salary compensation is intended to provide stable, competitive compensation while taking into account each executive’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the SEBC considers both competitive market data for similar positions and overall market demand for each position. The SEBC generally believes that base salaries should be aligned with market trends for executives in similar positions with similar responsibilities at comparable companies. When establishing the base salaries of NEOs, the SEBC also considers:

▪	The functional role of the position;

▪	The executive’s level of responsibility;

▪	Growth of the executive in the role, including skills and competencies;

▪	The contribution and performance of the executive; and

▪	The organization’s ability to replace the executive.

When evaluating 2013 base salaries for our CEO and other NEOs, the SEBC also considered: (i) our overall results; (ii) the continuing price competition in our industry, including our ability to obtain favorable and appropriate renewal pure prices; (iii) the continuing challenging economy impacting our various target markets; and (iv) retention of top talent. These factors were viewed in light of the relative competitive positioning of the base salaries of our CEO and the other NEOs, and the fact that our CEO has not received a base salary increase since 2007. Based on these considerations, the SEBC decided not to provide an increase in base salary to the CEO and Chief Actuary, but awarded base salary increases to the other NEOs in early 2013, during our regular salary review process, of between 3.2% and 15.8% based on their respective accomplishments and contributions as described below in the section entitled “2013 Compensation Actions for the CEO and the other NEOs.” Mr. Marchioni received an additional salary increase of 31.8% in the third quarter of 2013 in conjunction with his election as President and Chief Operating Officer.

Annual Cash Incentive Program (ACIP)

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established near-term strategic and/or financial organizational performance goals. For 2013, all of the NEOs were eligible to participate in the ACIP. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan As Amended and Restated as of May 1, 2010 (the “Cash Incentive Plan”). ACIP awards made to our NEOs are intended to qualify as performance-based compensation under Code Section 162(m).

2013 ACIP Measures for NEOs

In order for the 2013 ACIP awards for employees who are covered under Code Section 162(m), which includes most of the NEOs, to qualify as performance-based compensation, the SEBC determined in February 2013 that the 2013 ACIP awards for covered employees would fund at each individual’s maximum based on our achievement in 2013 of a single performance measure; namely positive net income as defined under generally accepted accounting principles. The maximum award opportunity established by the SEBC for each of our NEOs under the ACIP is shown below under the section entitled “2013 ACIP Payment Opportunities and Awards for NEOs.”

As we achieved positive net income of $106.4 million in 2013, the performance requirements under Code Section 162(m) were met and the SEBC could pay up to the individual maximum amounts for the 2013 ACIP awards. In its exercise of negative discretion from these maximum amounts, the SEBC reduced the award payable from the individual maximum for each covered employee and determined actual ACIP awards based on their individual performance and the degree of achievement of the general corporate financial and strategic performance goals used in determining the funding of ACIP awards for employees other than covered employees (the “Corporate ACIP Measures”).

The SEBC may also use its discretion to further increase (but not above the maximum payment opportunity for each NEO set forth in the table in the section entitled “2013 ACIP Payment Opportunities and Awards for NEOs”) or decrease actual awards above or below the amount determined based on the achievement of the Corporate ACIP Measures and the individual performance of each executive officer in 2013.

If we did not achieve positive net income in 2013, the maximum ACIP awards for executive officers would have been determined based entirely on the degree of achievement of the Corporate ACIP Measures.

2013 Corporate ACIP Measures

Our Corporate ACIP Measures are established to encourage our employees to remain focused on particular financial and strategic objectives, even in the face of especially challenging circumstances in a performance year. For 2013, the SEBC determined that the Corporate ACIP funding opportunity would be between 0% and 110% of target, based on attainment of the Corporate ACIP Measures. Zero percent (0%) to 50% of this target percentage was attributable to a financial performance goal of achieving a statutory combined ratio of between 95% and 101.5%, and 0% to 60% of this target percentage was attributable to the achievement of 17 measures related to six strategic initiatives. The table below reflects total potential Corporate ACIP percentages at various statutory combined ratio percentages if all six strategic initiatives were met and all potential premium points were achieved:

Statutory Combined Ratio (%)	Corporate ACIP Measures
	Financial (%)	Strategic (%)	Total (%)
101.5	0.0	60	60.0
101	3.8	60	63.8
100	11.5	60	71.5
99	19.2	60	79.2
98	26.9	60	86.9
97	34.6	60	94,6
96	42.3	60	102.3
95	50.0	60	110.0

2013 Corporate ACIP Strategic Initiative Measure Results

The 2013 Corporate ACIP Measure results are as follows:

Performance Goals

2013 Strategic Initiatives	Measures	Value	2013 Results
1. New Business Diversification	Generate a total of $310 million of premium in specified standard lines of business.	0-8 pts	Achieved 8 pts
2. Profit Improvement	Achieve designated standard commercial lines pure rate target on renewal business.	0-6 pts	Achieved 4.8 pts
	Achieve designated overall loss improvement from combined rate and retention actions taken on designated standard commercial segments.	0-6 pts	Achieved 6 pts
	Achieve designated standard personal lines rate changes effective in 2013.	0-8 pts	Achieved 7.5 pts
3. Customer Experience

▪     Produce quarterly region-specific newsletters;

▪     Develop and implement new Standard Premium Audit on-line and paper mail audit forms;

▪     Include standard policy guides in policies distributed directly to consumers; and

▪     Implement Phase I of Unified Communications for Contact Centers.

		0-8 pts	Achieved 8 pts
4. Claims

▪     Implement Claims Content Management Phase II;

▪     Achieve designated workers compensation adjuster generated fraud referral rate;

▪     Achieve designated workers compensation subrogation referral rate; and

▪     Implement catastrophe plan enhancements.

		0-8 pts	Achieved 8 pts

2013 Strategic Initiatives	Measures	Value	2013 Results
5. Expense Management	Beat controllable expense budget of $342 million.	0-8 pts	Achieved 8 pts
6. Information Technology

▪     Deploy new workers compensation system in second quarter 2013 and commercial package policy system in fourth quarter 2013;

▪     Deploy new statistical reporting system for commercial lines and parallel system for personal lines by December 31, 2013;

▪     Implement new general ledger system by June 30, 2013; and

▪     Implement managed services disaster recovery system by December 31, 2013.

		0-8 pts	Achieved 8 pts
TOTAL ACHIEVED			58.3 pts

As reflected in the above table, we achieved all six of the 2013 strategic initiatives, which equates to the strategic performance goal component under the Corporate ACIP Measures generating funding at 58.3%.

Financial Performance Measure

For 2013, our overall statutory combined ratio was 97.5%, which included 2.7 points of catastrophe losses. Accordingly, the financial performance component of the Corporate ACIP Measures generated funding at 30.8%.

2013 ACIP Payment Opportunities and Awards for NEOs

The ACIP payment opportunities for the NEOs earned in 2013 and paid in 2014 were based on competitive market levels and set as a percentage of annual base salary. While our NEOs and other executive officers were all eligible for their maximum 2013 ACIP awards upon our achievement in 2013 of positive net income, the SEBC exercised negative discretion in determining actual ACIP awards for each executive officer based on: (i) their respective accomplishments and contributions; and (ii) the degree of achievement of the Corporate ACIP Measures, determined as a percentage of annual base salary relative to corresponding levels of performance. The SEBC can exercise negative discretion to award no incentive payments or to award amounts lower than the maximum opportunity. The following table sets forth the NEOs’ 2013 minimum and maximum ACIP opportunities, the SEBC’s actual 2013 award for each NEO as a percentage of base salary, and the percentage increase or decrease in ACIP from 2012 to 2013:

NEO	Minimum 2013 ACIP Opportunity as % of Base Salary	Maximum 2013 ACIP Opportunity as % of Base Salary	Actual 2013 ACIP as % of Base Salary	% Change in ACIP from 2012 to 2013
Gregory E. Murphy	0%	200%	166.7%	87.5%
Dale A. Thatcher	0%	150%	118.2%	44.4%
John J. Marchioni	0%	150%	110.3%	77.8%
Michael H. Lanza	0%	150%	83.3%	42.9%
Ronald J. Zaleski	0%	150%	82.4%	40.0%

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our leaders and assist with their long-term retention. By aligning financial rewards with the economic interests of our stockholders, leaders are encouraged to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash vehicles to deliver long-term compensation, which is consistent with the market practices of the companies included in our Proxy Peer Group. We use our LTIP to motivate our executives to achieve long-term corporate objectives. We establish a dollar denominated target for each employee eligible to participate in the LTIP, including the NEOs. To determine the amount of the total LTIP award pool, all individual target award amounts are aggregated.

For certain executives, including the NEOs, LTIP awards are granted in overlapping three-year cycles, and may be allocated among any of three components including: (i) performance-based restricted stock units; (ii) performance-based cash incentive units; and (iii) stock options. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, and options with three-year ratable vesting periods, we encourage executive officers to continue their tenure with us and align their interests with those of our stockholders. In addition to his regular performance-based restricted stock unit grant in 2013, Mr. Marchioni received a special grant of time-based restricted stock units in conjunction with his election as President and Chief Operating Officer. The majority of Mr. Marchioni’s outstanding, unvested long-term incentive compensation, however, consists of performance-based awards.

Long-Term Incentive Program Award Grants

Performance goals for the long-term incentive awards granted in 2011 through 2013 are as follows:

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/11 – 12/31/13	Cumulative operating return on equity(1) (“ROE”) or cumulative growth in policy count	TSR/NPW growth/statutory combined ratio
01/01/12 – 12/31/14	Cumulative operating ROE or cumulative growth in policy count	TSR/NPW growth/statutory combined ratio
01/01/13 – 12/31/15	Cumulative operating ROE, cumulative growth in policy count, or growth in NPW	TSR/NPW growth/statutory combined ratio

(1) Operating return on equity is calculated as follows: operating income from the performance period / (stockholders’ equity at the beginning of the performance period + stockholders’ equity at the end of the year-unrealized gains from the beginning of the performance period)/2. Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with generally accepted accounting principles.

In determining the amount of LTIP awards granted to the NEOs in 2013, the SEBC considered several factors, including: (i) each NEO’s ability to drive and impact our performance over the three-year performance period; (ii) each NEO’s performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year, as outlined below; (iii) each NEO’s total compensation in comparison to our Proxy Peer Group and Property and Casualty Insurance Compensation Survey data; and (iv) our desire for long-term retention of high-performing executives.

Performance-Based Restricted Stock Units: Sixty percent (60%) of the total monetized value of each NEO’s LTIP award made in 2013 consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan As Amended and Restated Effective as of May 1, 2010 (the “Omnibus Stock Plan”).3 Performance-based restricted stock unit awards generally are subject to vesting based on time and attainment of certain performance measures set by the SEBC for each award at the outset of the award’s performance period. The 2013 performance-based grants are subject to the following conditions:

▪	Three-year vesting period; and

3 Other than Mr. Marchioni’s special grant of time-based restricted stock units.

▪	Achievement at the end of any calendar year during the three-year period beginning on January 1, 2013 and ending on December 31, 2015 of either: (i) a cumulative operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2012); or (ii) a 5% cumulative growth in policy count or a 5% growth in NPW.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and at the same dividend rate paid to all Selective stockholders. Payment of DEUs, which are payable in shares of Selective common stock, remains subject to the same vesting conditions and performance measures applicable to the underlying restricted stock units. This use of performance-based restricted stock units aligns this component of NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units: The remaining forty percent (40%) of the monetized value of the NEOs’ LTIP award granted in 2013 consisted of performance-based cash incentive units granted under the Cash Incentive Plan. The cash incentive unit grants take into account: (i) our three-year performance, based on NPW growth and cumulative statutory combined ratio, in each case relative to a peer group; and (ii) TSR of Selective common stock. Accordingly, these awards are also directly linked to Selective’s performance and the interests of stockholders. Performance-based cash incentive units granted in 2013 are subject to the following terms:

▪	Three-year performance period;

▪	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award; and

▪	The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:

Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	>=80%	100%	117%	133%	150%	167%	183%	200%
	70%	83%	100%	117%	133%	150%	167%	183%
	60%	67%	83%	100%	117%	133%	150%	167%
	50%	50%	67%	83%	100%	117%	133%	150%
	40%	33%	50%	67%	83%	100%	117%	133%
	30%	17%	33%	50%	67%	83%	100%	117%
	<=20%	0%	17%	33%	50%	67%	83%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
		Cumulative 3-Year Statutory Combined Ratio Relative to Peer Index

The peer group (the “Cash Incentive Unit Peer Group”) established for 2013 for comparing performance for the purposes of determining the ultimate number of performance-based cash incentive units earned consists of the companies in the following table:

▪ Auto-Owners Insurance Group ▪ Cincinnati Financial Corporation ▪ CNA Financial Corporation ▪ Donegal Insurance Group ▪ The Hanover Insurance Group, Inc. ▪ Liberty Mutual Group Inc.	▪ Main Street America (National Grange) ▪ State Auto Financial Corporation ▪ United Fire Group, Inc. ▪ Utica National Insurance Group ▪ Westfield Group

In establishing the Cash Incentive Unit Peer Group, the SEBC strived to include companies that have a similar mix of products, operate in the same geographic regions, have similar premium volume, and distribute their products through independent agents. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent.

Stock Options: Prior to 2011, incentive stock options comprised a portion of the monetized value of our NEOs’ LTIP awards. We have not granted stock options since 2010 based on an annual competitive review of our plan design, in consultation with the Compensation Consultant. The Omnibus Stock Plan, however, allows for future awards of stock options, if the SEBC deems appropriate.

2010 Long-Term Incentive Program Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2010 LTIP award grants and the corresponding payout in 2013:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2010 Grant Results
Restricted Stock Units
Generate a cumulative operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2009), or achieve a 5% cumulative growth in policy count at any calendar year end during the performance period.		100%
Cash Incentive Units(1)
TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory combined ratio relative to peer index for the period of January 1, 2010 to December 31, 2012.	Achieved a TSR factor of 128.58%, a statutory combined ratio of 104.38%, and NPW growth of 16.41%	75% of units at $128.58

(1) Cash incentive unit awards are denominated in units with an initial value of $100. Appreciation or depreciation is based on TSR, which is determined using the change in Selective’s common stock price and reinvested dividends over the three-year performance period for the award. The number of units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group index; and (ii) cumulative three-year statutory combined ratio relative to this peer group index.

Timing of LTIP Awards: If made, restricted stock unit, cash incentive unit, and stock option awards are generally granted each year following the release of Selective’s fourth quarter and year-end earnings results. The SEBC and the Board of Directors review final year-end results for the prior year in connection with their regularly scheduled first quarter meeting and the SEBC makes final determinations on compensation.

2013 Compensation Actions for the CEO and the other NEOs

In making its 2013 compensation decisions for our NEOs, including the CEO, with respect to base salary, ACIP awards, and LTIP awards, the SEBC considered the overall accomplishments and contributions of each NEO. The ACIP and LTIP components of our compensation program are limited by the required achievement of pre-determined financial and strategic goals. The SEBC also may award discretionary cash bonuses or other awards to executives when it deems it appropriate to recognize an NEO’s extraordinary accomplishments, or other special circumstances. No discretionary cash bonuses were awarded to any NEO for the 2013 performance year.

We structure our reward programs to retain and motivate our best performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition and the continuing challenging economy, the SEBC made the following compensation decisions in 2013:

▪	For the CEO:

o	Mr. Murphy’s base salary did not increase for the seventh consecutive year.

o	Mr. Murphy’s ACIP payment for 2013 was 87.5% higher than his 2012 ACIP payment.

o	His LTIP award granted in February 2013 was 15% greater than his grant in the previous year.

o	His total compensation based on salary, ACIP payment, and LTIP increased 30% in 2013 as compared to 2012.

In making its compensation decisions for Mr. Murphy, the SEBC reviewed our overall corporate performance, and a comprehensive written performance appraisal that was completed by non-employee members of Selective’s Board of Directors. Mr. Murphy, as CEO, has ultimate responsibility for the achievement of all financial, strategic, and investment goals. Accordingly, with respect to 2013 compensation decisions for Mr. Murphy, the SEBC considered the following:

▪	Our stock price rose 40.4% in 2013, and our 2013 TSR was 43.5% compared to an average 28.3% TSR for the peer companies included in the performance graph in Part II, Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2013;

▪	We increased overall NPW in 2013 by 9% compared to 2012;

▪	We achieved a 7.6% overall renewal pure price increase, consisting of a: (i) 7.6% for standard commercial lines; (ii) 7.8% for standard personal lines; and (iii) 6.5% for excess and surplus lines;

▪	We achieved strong standard retention rates for commercial lines of 82% and personal lines of 85%;

▪	We attained our 19th consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2013;

▪	We produced significantly improved results in excess and surplus lines operations through continued reduction in acquisition and integration costs and significant underwriting actions to improve profitability, resulting in a 2013 statutory combined ratio of 102.9% for that segment, compared to 118.8% for 2012;

▪	We improved our overall statutory combined ratio in 2013 compared to 2012 both inclusive of catastrophe losses (97.5% versus 103.5%) and exclusive of catastrophe losses (94.8% versus 97.3%);

▪	We generated significant savings from our Claims Operations initiatives, and are on track to deliver our multi-year three point reduction in claim costs by year-end 2014;

▪	We achieved or surpassed all of the strategic measures established for the 2013 Corporate ACIP Measures;

▪	We introduced new products and enhanced existing products, which are expected to increase our NPW;

▪	We improved our customer experience and branding through new initiatives and enhancements, including the distribution of policy guides with all new policies, quarterly region specific e-newsletters, and increased usage of our Customer Self Service portal and Mobile Web Applications;

▪	We maintained a competitive overall statutory expense ratio of 32.8% for 2013 versus 32.6% for 2012;

▪	Our A.M. Best Company financial strength rating of “A (Excellent)” with a stable outlook was affirmed;

▪	Our net investment income, after-tax, was $101.4 million for 2013, which exceeded the minimum of our 2013 net investment income guidance range by approximately 6%;

▪	We achieved positive net income of $106.4 million;

▪	Our total operating income for 2013 was $93.9 million, compared to $32.1 million for 2012, due to significantly lower catastrophe losses and renewal pure price increases that exceeded loss costs trends;

▪	We completed a $185 million debt offering and refinanced our $100 million junior subordinated notes; and

▪	We successfully placed our 2013 reinsurance program, including the addition of a collateralized layer.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and guidance provided by the Compensation Consultant regarding CEO pay trends, the SEBC determined that Mr. Murphy’s 2013 ACIP would be set at 166.7% of base salary. This compares to his initial ACIP opportunity range of 0-200% of base salary. This is an increase of 87.5% compared to his 2012 ACIP payment. As the ACIP component of Mr. Murphy’s compensation is tied to our annual financial and strategic goals, including net income, the 2013 ACIP payment reflects the solid results achieved by our Insurance Operations. The SEBC determined that Mr. Murphy’s ACIP payment was appropriate and consistent with Selective’s pay-for-performance philosophy.

Our other NEOs were critical in executing Selective’s 2013 strategic goals and key accomplishments. In light of these accomplishments, the SEBC made the following compensation decisions in 2013 for the other NEOs:

▪	Base salaries paid to Messrs. Thatcher, Marchioni, Lanza, and Zaleski increased in 2013 by 6.2%, 26.8%, 3.2%, and 0.4%, respectively, with Mr. Marchioni’s increase impacted by his election in 2013 as President and Chief Operating Officer;

▪	LTIP awards granted in February 2013 for Messrs. Thatcher, Marchioni, Lanza, and Zaleski increased by 21.9%, 146.4%, 8.1%, and 1.2%, respectively, compared to LTIP payments for 2012. Mr. Marchioni’s increase included an additional grant made in September 2013 in connection with his election as President and Chief Operating Officer;

▪	ACIP payments for Messrs. Thatcher, Marchioni, Lanza, and Zaleski for 2013 increased by 44.4%, 77.8%, 42.9%, and 40.0%, respectively, compared to ACIP payments for 2012. Mr. Marchioni’s increase reflects his election in 2013 as President and Chief Operating Officer; and

▪	Total compensation based on salary, ACIP payment, and LTIP awards for Messrs. Thatcher, Marchioni, Lanza, and Zaleski increased in 2013 over 2012 by approximately 23.4%, 83.0%, 14.7%, and 9.8%, respectively. Mr. Marchioni’s increase reflects his election in 2013 as President and Chief Operating Officer.

In making compensation decisions regarding base salary and LTIP for the other NEOs, the SEBC considered the following for each respective NEO:

Mr. Thatcher – In addition to his general management responsibility as a member of the executive management team, Mr. Thatcher, as Executive Vice President and Chief Financial Officer, has primary responsibility for all financial matters, including investor relations, tax, capital and capital management planning, treasury, investment operations, enterprise risk management, reinsurance, contracts and procurement, and corporate communications. Mr. Thatcher’s major contributions in 2013 included:

▪	Completing a $185 million debt offering and refinancing our line of credit and $100 million junior subordinated notes;

▪	Maintaining 2013 finance and investment controllable expenses below budget;

▪	Achieving fixed income portfolio duration within targeted range and quality rating;

▪	Completing an investor perception study;

▪	Completing the pension plan curtailment;

▪	Developing and implementing a Finance Trainee Program;

▪	Implementing a new flood insurance system;

▪	Successful 2013 reinsurance program placement, including the addition of a collateralized layer;

▪	Expanding and updating our enterprise project management efforts through advanced economic capital modeling;

▪	Implementing new production and parallel statistical reporting systems;

▪	Implementing a new general ledger system, including automated tax accounting processing;

▪	Developing and implementing a company automobile fleet program; and

▪	Overseeing various communications initiatives and programs to promote employee understanding of corporate strategies and goals.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, which summarize Mr. Thatcher’s performance in 2013, the SEBC approved the CEO’s recommendation that Mr. Thatcher’s 2013 ACIP payment would be set at 118.2% of his base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Mr. Thatcher’s 2013 ACIP payment was 44.4% higher than his 2012 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Marchioni – In September 2013, Mr. Marchioni was elected President and Chief Operating Officer. In his new role, he has assumed responsibility of our Actuarial, Human Resources, and Information Technology areas. Mr. Marchioni continues his key role in developing strategies that enhance profitability, growth, and competitive strength for our Insurance Operations, including managing agency relations, claims, underwriting, customer service, and all regional operations. Mr. Marchioni also serves as a member of our key management committees.

Mr. Marchioni’s 2013 accomplishments are closely tied to the 2013 Corporate ACIP strategic measures. Under Mr. Marchioni’s leadership, our Insurance Operations continues to focus on granular pricing and sophisticated underwriting that we believe gives us a competitive advantage. Mr. Marchioni’s major contributions in 2013 included:

▪	Increasing overall NPW in 2013 by 9% compared to 2012;

▪	Achieving a 7.6% overall renewal pure price increase, consisting of a: (i) 7.6% for standard commercial lines; (ii) 7.8% for standard personal lines; and (iii) 6.5% for excess and surplus lines;

▪	Attaining our 19th consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2013;

▪	Achieving strong standard retention rates for commercial lines of 82% and personal lines of 85%;

▪	Improving our overall statutory combined ratio in 2013 compared to 2012, both inclusive of catastrophe losses (97.5% versus 103.5%) and exclusive of catastrophe losses (94.8% versus 97.3%);

▪	Significantly improving results in our excess and surplus lines operations through a reduction in acquisition and integration costs and significant underwriting actions to improve profitability;

▪	Generating significant savings from our Claims Operations initiatives, and continuing on track to deliver our multi-year three point reduction in claim costs by year-end 2014;

▪	Introducing new products and enhanced existing products, which are expected to increase our NPW;

▪	Continuing deployment of field marketing specialists, and expanding agency storefronts by over 400 over the past three years;

▪	Improving underwriting profitability on designated standard commercial and personal lines through rate changes, loss improvement efforts, and retention actions;

▪	Receiving a score of 8.59 out of 10 on an independently administered agency satisfaction survey;

▪	Improving our customer experience and branding through new initiatives and enhancements, including the distribution of policy guides with all new policies, quarterly region specific, e-newsletters, and increased usage of our Customer Self Service portal and mobile web applications;

▪	Completing the re-design of our commercial lines underwriting system; and

▪	Maintaining Insurance Operations controllable expenses below budget.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures and the factors noted above, including his increased responsibilities related to his election in 2013 as President and Chief Operating Officer, which summarize Mr. Marchioni’s performance in 2013, the SEBC approved the CEO’s recommendation that Mr. Marchioni’s 2013 ACIP would be set at 110.3% of base salary. This compares to his initial ACIP opportunity range of 0-150% of base salary. Mr. Marchioni’s 2013 ACIP payment was 77.8% higher than his 2012 ACIP payment. We believe this award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Lanza – In addition to his general management responsibility as a member of the executive management team, Mr. Lanza, as Executive Vice President, General Counsel and Chief Compliance Officer, has primary responsibility for all legal, corporate governance, internal audit, government affairs, state filings, regulatory, and compliance matters. Mr. Lanza’s major 2013 contributions were:

▪	Directing the filing and approval of over 1,300 standard rate and product filings;

▪	Directing the filing and implementation of a subsidiary expansion initiative;

▪	Successfully completing the reorganization of State Filings and Regulatory Affairs operations;

▪	Providing advice and support on key customer experience initiatives;

▪	Recovery of approximately $5 million from various litigations initiated on behalf of Selective;

▪	Providing significant counsel to the Board of Directors regarding succession planning;

▪	Counseling on $185 million debt financing and refinancing of line of credit and $100 million junior subordinated notes;

▪	Achieving significant progress on certain government and regulatory affairs matters;

▪	Maintaining General Counsel organization controllable expenses under budget; and

▪	Providing counsel to the Claims Department on large loss, complex claims and extra-contractual matters, utilization of staff counsel and panel counsel, alternate fee arrangements, and operational metrics.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, which summarize Mr. Lanza’s performance in 2013, the SEBC approved the CEO’s recommendation that Mr. Lanza’s 2013 ACIP would be set at 83.3% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Mr. Lanza’s 2013 ACIP payment was 42.9% higher than his 2012 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Zaleski – As Executive Vice President, Chief Actuary, and as our chief planning and budgeting officer, Mr. Zaleski plays a key role in the oversight of reserve adequacy and other claims initiatives, monitoring pricing actions, and supporting underwriting improvements and predictive modeling efforts. Mr. Zaleski’s major accomplishments in 2013 included:

▪	Supporting personal lines through the filing and implementation of new rates and development of a revised personal auto pricing model;

▪	Completing commercial lines state rate proposals and filings;

▪	Establishing framework and beginning analysis leading to a completed predictive model for claims triage in 2014;

▪	Building new platform for financial planning model;

▪	Educating regional employees on financial planning issues and how actions affect performance;

▪	Presenting detailed quarterly reserve reviews to management;

▪	Enhancing incurred but not reported allocations to states and strategic business units to improve quality of management information;

▪	Producing 2014 plan by region, line, and strategic business unit, utilizing assumptions for pricing, growth, retention, and underwriting improvements as developed in conjunction with insurance operations;

▪	Implementing a new statistical reporting system for commercial lines and parallel production system for personal lines;

▪	Maintaining actuarial controllable expenses under budget; and

▪	Supporting excess and surplus lines operations integration through development of enhanced price monitoring, reserving, and planning.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures and the factors noted above, which summarize Mr. Zaleski’s performance in 2013, the SEBC approved the CEO’s recommendation that Mr. Zaleski’s 2013 ACIP payment would be set at 82.4% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Mr. Zaleski’s 2013 ACIP payment was 40% higher than his 2012 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Stock Ownership and Retention Requirements and Hedging

Selective believes that stock ownership by directors and management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines are included in our Corporate Governance Guidelines, which are available in the Corporate Governance subsection of the Investor Relations section of www.selective.com.

The following table shows the common stock ownership guidelines for our directors and certain officers, which are based on prevailing corporate governance practices and must be met at the later of March 31, 2015 or within six years of attaining the specified position:

Position	Requirement
Directors	4 x annual retainer
Chairman and CEO	4 x base salary
Chief Operating Officer	3.5 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	2.5 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

▪	Shares of Selective common stock currently owned, awards of restricted stock or restricted stock units (included related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted;

▪	Unexercised stock options are not counted; and

▪	Deferred shares of Selective common stock held in accounts of directors are counted.

Officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any company equity compensation plan or other written compensatory arrangements that pays out after July 27, 2011, net of taxes and transaction costs, unless the officer has met his or her applicable stock ownership requirement as set forth above. We believe that our directors and officers are on track to meet the required ownership guidelines.

Selective officers, directors, and employees are prohibited from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Selective common stock. These transactions would allow an officer, director, or employee to hold Selective securities without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as Selective’s other stockholders. For this reason, such hedging or monetization transactions are prohibited.

PERQUISITES

NEO perquisites are limited to tax preparation services, which is a prevailing industry practice. Messrs. Murphy and Lanza used this perquisite in 2013 and were reimbursed $1,950 and $2,000, respectively.

RETIREMENT AND DEFERRED COMPENSATION PLANS

SICA employs all of our personnel, including all of the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. This includes a defined contribution program and, depending on date of hire, a defined benefit program. In addition, SICA offers a nonqualified deferred compensation plan (“Deferred Compensation Plan”) to our highly compensated officers, including the NEOs. These plans are consistent with benefits provided by many of the companies with which we compete for executive talent.

Specifically, SICA maintains a non-contributory defined benefit pension program consisting of a tax qualified defined benefit pension plan named the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”) and a supplemental employee retirement plan for certain executives and employees. The pension program is more fully described in the section entitled “Pension Benefits” beginning on page 46.

SICA offers a tax qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) to employees, including the NEOs, who meet eligibility requirements. Participants, other than highly compensated employees as defined by the Internal Revenue Service, could contribute 50% of their defined compensation to the Retirement Savings Plan, up to $17,500 in 2013. Under the Retirement Savings Plan, participant contributions are matched at 100% to the first 3% of the employee’s defined compensation and 50% up to the next 3% of the employee’s defined compensation.

Participants over the age of 50, including certain of the NEOs, may make an additional $5,500 catch-up contribution to the Retirement Savings Plan, pursuant to the Code. Prior to April 5, 2013, the Retirement Savings Plan also included an additional non-elective contribution of 4% of base salary for otherwise eligible employees who, because of a date of hire after December 31, 2005, were not eligible to participate in the Retirement Income Plan. None of the NEOs were eligible for the non-elective contribution prior to this date. As of April 5, 2013, in conjunction with the amendment of the Retirement Income Plan and the related supplemental employee retirement plan to curtail the accrual of additional benefits under these plans after March 16, 2016, all eligible participants in the Retirement Savings Plan impacted by this curtailment, including the NEOs, began receiving this non-elective contribution.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs, may defer up to 50% of their base salary and/or up to 90% of their ACIP payment. To the extent not matched in the Retirement Savings Plan due to the limitations under the Code and the provisions of the Retirement Savings Plan, contributions to the Deferred Compensation Plan by participants of up to 6% of base salary were matched by SICA as follows: 100% of the first 3% of the NEOs’ defined compensation and 50% up to the next 3% of the NEOs’ defined compensation. Additionally, to the extent that non-elective contributions to the Retirement Savings Plan are limited due to the limitations under the Code and the provisions of the Retirement Savings Plan, non-elective contributions of 4% of base salary are made by SICA to participants’ Deferred Compensation Plan accounts. Additional information regarding the Deferred Compensation Plan is included in the section entitled “Nonqualified Deferred Compensation” beginning on page 47.

SICA also maintains health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs, which provide for severance in the event of termination: (i) due to death or disability; (ii) without “Cause”4; (iii) due to resignation for “Good Reason”5 by (A) the CEO at any time, or (B) other executives within two years following a change in control; (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than fifty (50) miles; and (v) within two years following a change in control. The SEBC believes that these agreements are important for recruitment and retention of key executives and was advised by its Compensation Consultant that the terms of these agreements were market competitive within our peer group when they were executed. In the event of a change in control, uncertainty may arise among our key executives as to their continued employment after or in connection with such event, which may result in the departure or distraction of our key executives. The purpose of the employment agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during such a potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control.

With respect to severance payments, outstanding awards under our stock and cash plans, and continued insurance coverages, the change in control provision of the employment agreements requires that the executive’s employment be terminated within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only. The employment agreements are described in the section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control” beginning on page 48. This section includes information on multipliers used in calculating the severance payment and duration of

4 “Cause” is defined in the employment agreements, but generally means the executive: (i) was convicted of or pled guilty to a felony; (ii) breached a material provision of the executive’s employment agreement; or (iii) engaged in misconduct which constitutes fraud in the performance of the executive’s duties and obligations to the Company.

5 “Good Reason” is defined in the employment agreements, but generally means: (i) a material reduction in salary; (ii) a material negative change in the executive’s benefits; (iii) a material reduction of the executive’s position, duties, responsibilities, and status with the company or material negative change in title or office; (iv) requiring the executive to be based at a location in excess of 50 miles from the location of the executive’s office prior to a change in control; (v) failure of a counterparty to a transaction resulting in a change in control to assume the employment agreement; or (vi) a breach of the employment agreement by SICA within two years after a change in control.

benefit coverage provided to individual executives upon termination. We believe these multipliers are consistent with the level and value of the position to the organization.

TAX TREATMENT AND ACCOUNTING

The SEBC generally seeks to preserve deductibility under the Code for performance-based compensation paid to its executive officers as practicable. Section 162(m) of the Code prohibits publicly-owned companies from deducting compensation paid to certain of its executive officers as expense to the extent that the officer’s compensation in excess of $1 million is not performance-based and is not paid pursuant to a stockholder approved plan.

Selective has two performance-based stockholder approved plans: (i) the Omnibus Stock Plan; and (ii) the Cash Incentive Plan. While the SEBC generally seeks to preserve deductibility under Code Section 162(m), there may be situations where the SEBC makes compensation decisions that it believes are in the best interests of the company in which certain compensation would not be deemed performance-based compensation deductible under Code Section 162(m). In February 2012, the SEBC approved a single performance measure under our Cash Incentive Plan to allow annual cash awards to our executives, including our NEOs, to qualify as performance-based compensation under Code Section 162(m). The single performance measure is positive net income determined in accordance with generally accepted accounting principles. In determining actual annual cash awards to our executive officers under the Cash Incentive Plan, the SEBC may adjust the maximum possible payout downwards, based upon the respective accomplishments and contributions of the executives and the Corporate ACIP Measures, as described more fully in the sections above entitled, “2013 ACIP Payment Opportunities and Awards for NEOs” and “2013 Compensation Actions for the CEO and the other NEOs.” This arrangement does not result in any duplication of payouts.

Generally accepted accounting principles requires that compensation expense be measured on the income statement for all share-based payments at grant date fair value for equity instruments (including employee stock options and restricted stock and restricted stock unit awards) and at market value on the day of vesting for liability instruments (including cash incentive unit awards). The SEBC has considered the impact of generally accepted accounting principles on our use of stock-based compensation as a key retention tool. The SEBC has determined that the current estimated costs of continuing to use stock-based compensation relative to the benefits they provide are appropriate and do not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Code, where applicable. For example, payments made to our executive officers under our nonqualified deferred compensation plans on account of the executives’ separation from service are not payable before the first day of the seventh month following the date of separation from service.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2011, 2012, and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Gregory E. Murphy Chairman & CEO	2013 2012 2011	900,000 900,000 900,000	0 0 0	1,500,019 1,300,014 1,300,001	0 0 0	1,500,000 800,000 600,000	-168,141 729,429 491,126	70,142 42,450 43,500	3,802,020 3,771,893 3,334,627
Dale A. Thatcher Executive Vice President & Chief Financial Officer	2013 2012 2011	544,616 512,692 497,115	0 0 80,000	550,277 451,383 451,421	0 0 0	650,000 450,000 300,000	3,675 136,611 88,478	41,265 23,071 22,370	1,789,833 1,573,757 1,439,385
John J. Marchioni President and Chief Operating Officer	2013 2012 2011	592,308 467,308 419,231	0 0 85,000	1,112,286 451,383 451,421	0 0 0	800,000 450,000 255,000	12,683 119,062 65,307	44,879 21,029 18,865	2,562,156 1,508,782 1,294,825
Michael H. Lanza Executive Vice President, General Counsel & Chief Compliance Officer	2013 2012 2011	477,692 462,692 448,268	0 0 0	421,075 389,625 389,653	0 0 0	400,000 280,000 250,000	10,197 88,646 55,643	38,194 22,721 21,972	1,347,158 1,243,684 1,165,536
Ronald J. Zaleski Senior Executive Vice President & Chief Actuary	2013 2012 2011	425,000 423,461 413,269	0 0 0	415,019 410,017 410,009	0 0 0	350,000 250,000 230,000	18,557 132,642 89,772	32,202 19,056 18,597	1,240,778 1,235,176 1,161,648

(1) Amounts in this column reflect discretionary cash bonus awards to the NEOs earned in 2011 and paid in 2012.

(2) This column reflects the aggregate grant date fair value of the 2013, 2012, and 2011 grants of performance-based restricted stock unit awards, and 2013, 2012, and 2011 grants of performance-based cash incentive unit awards. For Mr. Marchioni, this column also includes $562,009 of time-based restricted stock units awarded to him in 2013 in conjunction with his election as President and Chief Operating Officer. Grants of performance-based restricted stock units were made pursuant to the Omnibus Stock Plan, and such units vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Mr. Marchioni’s time-based restricted stock unit award vests three years from date of grant. Grants of performance-based cash incentive unit awards were made pursuant to the Cash Incentive Plan, and such units vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. The number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group discussed in the “Elements of Long-Term Compensation” section of the Compensation Discussion and Analysis; and (ii) cumulative three-year statutory combined ratio relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2013 to the NEOs are as follows: Mr. Murphy: $900,019 restricted stock units and $600,000 cash incentive units; Mr. Thatcher: $320,277 restricted stock units and $230,000 cash incentive units; Mr. Marchioni: $320,277 restricted stock units and $230,000 cash incentive units; Mr. Lanza: $245,075 restricted stock units and $176,000 cash incentive units; and Mr. Zaleski: $249,019 restricted stock units and $166,000 cash incentive units. The grant date fair value for the time-based restricted stock units granted in 2013 to Mr. Marchioni is $562,009.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2012 to the NEOs are as follows: Mr. Murphy: $780,014 restricted stock units and $520,000 cash incentive units; Mr. Thatcher: $261,383 restricted stock units and $190,000 cash incentive units; Mr. Marchioni: $261,383 restricted stock units and $190,000 cash incentive units; Mr. Lanza: $225,625 restricted stock units and $164,000 cash incentive units; and Mr. Zaleski: $246,017 restricted stock units and $164,000 cash incentive units.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2011 to the NEOs are as follows: Mr. Murphy: $780,001 restricted stock units and $520,000 cash incentive units; Mr. Thatcher: $261,421 restricted stock units and $190,000 cash incentive units; Mr. Marchioni: $261,421 restricted stock units and $190,000 cash incentive units; Mr. Lanza: $225,653 restricted stock units and $164,000 cash incentive units; and Mr. Zaleski: $246,009 restricted stock units and $164,000 cash incentive units.

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) per unit values for the cash incentive unit awards of $100.00; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 200% of the original grant, the ultimate maximum value of the grant cannot be determined due to the fact that, as stated above, the value of each unit is adjusted based on the TSR of Selective common stock, the maximum value of which is not determinable at this time.

(3) Amounts in this column include awards to the NEOs earned in 2013 and paid in 2014, earned in 2012 and paid in 2013, and earned in 2011 and paid in 2012. These awards were granted under the Cash Incentive Plan.

(4) Amounts in this column reflect the actuarial increase in the present value of each NEOs pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2013. The changes in pension values reported in this column are attributable, in part, to an increase in the discount rate used to calculate present value, partially offset by the increase of years of service of the NEOs. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program.

(5) For 2013, amounts in this column for each NEO reflect the following:

▪	Mr. Murphy: $29,025 of company matching contributions and $17,492 of non-elective contributions to his Deferred Compensation Plan, $11,475 of company matching contributions and $10,200 of non-elective contributions to his 401(k) plan, and $1,950 for tax preparation services.

▪	Mr. Thatcher: $13,033 of company matching contributions and $6,557 of non-elective contributions to his Deferred Compensation Plan, and $11,475 of company matching contributions and $10,200 of non-elective contributions to his 401(k) plan.

▪	Mr. Marchioni: $15,179 of company matching contributions and $8,025 of non-elective contributions to his Deferred Compensation Plan, and $11,475 of company matching contributions and $10,200 of non-elective contributions to his 401(k) plan.

▪	Mr. Lanza: $10,021 of company matching contributions and $4,498 of non-elective contributions to his Deferred Compensation Plan, $11,475 of company matching contributions and $10,200 of non-elective contributions to his 401(k) plan, and $2,000 for tax preparation services.

▪	Mr. Zaleski: $7,650 of company matching contributions and $2,877 of non-elective contributions to his Deferred Compensation Plan and $11,475 of company matching contributions, and $10,200 of non-elective contributions to his 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2013:

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Cash Incentive Unit, Restricted Stock Units, and Option Awards(4) ($)
				Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Thres- hold ($)	Maximum ($)	Thres- hold (#)	Target (#)	Max- imum (#)	Maximum (#)
Gregory E. Murphy	2/4/13						41,629	$900,019
	2/4/13			1,980	6,000	12,000		$600,000
	−	$0	$1,800,000					−
Dale A. Thatcher	2/4/13						15,958	$320,277
	2/4/13			759	2,300	4,600		$230,000
	−	$0	$825,000					−
John J. Marchioni	2/4/13						15,958	$320,277
	2/4/13			759	2,300	4,600		$230,000
	−	$0	$825,000					−
	9/17/13						24,682(5)	$562,009(5)
Michael H. Lanza	2/4/13						12,211	$245,075
	2/4/13			581	1,760	3,520		$176,000
	−	$0	$720,000					−
Ronald J. Zaleski	2/4/13						11,518	$249,019
	2/4/13			548	1,660	3,320		$166,000
	−	$0	$637,500					−

(1) Amounts represent minimum and maximum potential ACIP awards under our Cash Incentive Plan for 2013. Maximum awards reflect the maximum ACIP award established by the SEBC. ACIP awards are intended to qualify as performance-based compensation under Section 162(m) of the Code. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis beginning on page 27 entitled “Annual Cash Incentive Program.”

(2) Performance-based cash incentive unit awards are granted under the Cash Incentive Plan, and performance-based restricted stock unit awards are granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis beginning on page 29 entitled, “Elements of Long-Term Compensation.”

(3) The number of performance-based cash incentive units paid can range from 0-200%, and therefore, the amount payable could be $0. The threshold selected represents the 30th percentile of the Cash Incentive Unit Peer Group; the target represents the 50th percentile of the Cash Incentive Unit Peer Group; and the maximum represents greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4) This column includes the grant date fair value of restricted stock unit awards and cash incentive unit awards with an initial value of $100 per unit. No stock option awards were granted in 2013.

(5) Special time-based restricted stock unit award grant issued in conjunction with Mr. Marchioni’s election as President and Chief Operating Officer in 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unexercised options and unvested stock awards of our NEOs as of December 31, 2013:

	Option Awards			Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($/Sh)(1)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Gregory E. Murphy	10,000 3,480 3,480 4,154 6,514 6,439	22.025 28.74 27.44 24.07 15.35 15.53	2/1/2015 1/30/2016 1/30/2017 2/5/2018 1/30/2019 2/5/2020	45,830(3) 43,883(4) 42,536(5)	1,240,162 1,187,476 1,151,016	5,200(7) 5,200(8) 6,000(9)	1,683,760 1,670,448 1,722,000
Dale A. Thatcher	10,000 3,480 3,480 4,154 6,514 6,439	22.025 28.74 27.44 24.07 15.35 15.53	2/1/2015 1/30/2016 1/30/2017 2/5/2018 1/30/2019 2/5/2020	16,746(3) 16,034(4) 16,306(5)	453,144 433,888 441,229	1,900(7) 1,900(8) 2,300(9)	615,220 610,356 660,100
John J. Marchioni	3,406 3,644 4,154 6,514 6,439	22.025 27.44 24.07 15.35 15.53	2/1/2015 1/30/2017 2/5/2018 1/30/2019 2/5/2020	16,746(3) 16,034(4) 16,306(5) 24,798(6)	453,144 433,888 441,229 671,027	1,900(7) 1,900(8) 2,300(9)	615,220 610,356 660,100
Michael H. Lanza	3,480 3,480 4,154 6,514 6,439	28.74 27.44 24.07 15.35 15.53	1/30/2016 1/30/2017 2/5/2018 1/30/2019 2/5/2020	14,455(3) 13,841(4) 12,477(5)	391,143 374,531 337,627	1,640(7) 1,640(8) 1,760(9)	531,032 526,834 505,120
Ronald J. Zaleski	3,480 3,480 4,154 6,514 6,439	28.74 27.44 24.07 15.35 15.53	1/30/2016 1/30/2017 2/5/2018 1/30/2019 2/5/2020	14,455(3) 13,841(4) 11,769(5)	391,143 374,531 318,466	1,640(7) 1,640(8) 1,660(9)	531,032 526,834 476,420

(1) The exercise price of option grants made under the Omnibus Stock Plan is the closing market price on the date of the grant. The exercise price of option grants made under previous equity plans is the average of the high and the low market price on the date of grant.

(2) In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the Retirement Income Plan: (i) holders of performance-based restricted stock unit awards are vested in such awards subject only to the attainment of applicable performance measures; and (ii) Mr. Marchioni’s time-based restricted stock unit award granted in 2013 would fully vest. The respective dates upon which each NEO attained, or is anticipated to attain, his Early Retirement Age are as follows: Mr. Murphy, 10/27/2002; Mr. Thatcher, 12/4/2015; Mr. Marchioni, 9/14/2018; Mr. Lanza, 12/16/2016; and Mr. Zaleski, 12/7/2009.

(3) Reflects number of performance-based restricted stock units initially granted February 4, 2011 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 4, 2014.

(4) Reflects number of performance-based restricted stock units initially granted on February 6, 2012 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 6, 2015.

(5) Reflects number of performance-based restricted stock units initially granted on February 4, 2013 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 4, 2016.

(6) Reflects number of time-based restricted stock units initially granted September 17, 2013 and the related accrued DEUs, which will vest and be payable on September 17, 2016.

(7) Reflects number of performance-based cash incentive units initially granted on February 4, 2011 for the three-year performance period ending December 31, 2013. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2011 cash incentive unit awards will be made as soon as practicable in the 2014 calendar year, following the determination of the attainment of the applicable performance measures.

(8) Reflects number of performance-based cash incentive units initially granted on February 6, 2012 to the NEOs for the three-year performance period ending December 31, 2014. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2012 cash incentive unit awards will be made as soon as practicable in the 2015 calendar year, following the determination of the attainment of the applicable performance measures.

(9) Reflects number of performance-based cash incentive units initially granted on February 4, 2013 to the NEOs for the three-year performance period ending December 31, 2015. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2013 cash incentive unit awards will be made as soon as practicable in the 2016 calendar year, following the determination of the attainment of the applicable performance measures.

(10) The amounts in this column reflect: (i) a $161.90 per unit value for the February 4, 2011 cash incentive unit grant, a $160.62 per unit value for the February 6, 2012 cash incentive unit grant, and a $143.50 per unit value for February 4, 2013 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2013; and (ii) a 200% unit multiplier for the number of cash incentive units granted on February 4, 2011, February 6, 2012, and February 4, 2013, respectively, based on performance against the Cash Incentive Unit Peer Group. This unit multiplier reflects the maximum performance measure for all three grants. This multiplier is appropriate considering: (i) each grant’s performance has exceeded the threshold performance measure; and (ii) the maximum multiplier of 200% is the next higher performance measure above the actual performance of 175%, 133%, and 100% for the 2011, 2012, and 2013 grants, respectively. The performance measures are identified for the February 6, 2013 grant in the Grants of Plan-Based Awards table on page 43.

OPTION EXERCISES AND STOCK VESTED

The following table shows the option exercises and stock vesting of grants of plan-based awards by our NEOs in 2013:

	Option Awards		Stock Awards
Name	Number of Shares Required on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory E. Murphy	10,000	86,350	53,464	1,533,414
Dale A. Thatcher			19,377	555,786
John J. Marchioni			19,377	555,786
Michael H. Lanza			17,104	490,604
Ronald J. Zaleski	15,748	100,284	17,104	490,604

(1) Amounts in this column include performance-based restricted stock units that vested in 2013 as well as performance-based cash incentive units paid in 2013. The amounts reflected in the table attributable to performance-based restricted stock units are as follows: Mr. Murphy, 49,935; Mr. Thatcher, 18,097; Mr. Marchioni, 18,097; Mr. Lanza, 15,975; and Mr. Zaleski, 15,975. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Murphy, 3,529; Mr. Thatcher, 1,280; Mr. Marchioni, 1,280; Mr. Lanza, 1,129; and Mr. Zaleski, 1,129.

(2) Amounts in this column include the value of performance-based restricted stock units that vested in 2013 as well as the amount paid for performance-based cash incentive units in 2013. The amounts reflected in the table attributable to performance-based restricted stock units are as follows: Mr. Murphy, $1,079,591; Mr. Thatcher, $391,268; Mr. Marchioni, $391,268; Mr. Lanza, $345,373; and Mr. Zaleski, $345,373. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Murphy, $453,823; Mr. Thatcher, $164,518; Mr. Marchioni, $164,518; Mr. Lanza, $145,231; and Mr. Zaleski, $145,231.

PENSION BENEFITS

SICA maintains a tax qualified non-contributory defined benefit pension plan, the Retirement Income Plan. Most SICA employees, including the NEOs and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”), as permitted under the Employee Retirement Income Security Act of 1974, as amended, to provide payments to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefit payment to a participant under the Retirement Income Plan calculated without regard to the Employee Retirement Income Security Act of 1974, as amended, and Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the benefit payable to the participant pursuant to such limitations.

The Retirement Income Plan was amended as of July 1, 2002 to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and SERP are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) attained age 50 and completed five years of vesting service on or before July 1, 2002; or (ii) completed at least 25 years of vesting service on or before July 1, 2002, a participant’s benefit is equal to 2% of Average Monthly Compensation, minus 1 3/7% of Primary Social Security Benefits multiplied by years of Benefit Service (up to 35 years), reduced by the annuity contract issued by the AXA Equitable Life Insurance Company purchased under a prior terminated defined benefit pension plan.

2.	If a participant: (i) completed at least five years of Vesting Service on or before July 1, 2002; and (ii) the sum of a participant’s age and Vesting Service is 55 or more on or before July 1, 2002, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation, less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

3.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for either 1 or 2 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

4.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The Retirement Income Plan and the SERP were further amended in the first quarter of 2013 to curtail the accrual of additional benefits under these plans for all eligible employees as of March 16, 2016.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before his or her 65th birthday, the amount of the monthly benefit will be reduced as follows:

▪	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);

▪	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and

▪	By 40% plus 1/600th per month for each month prior to age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gregory E. Murphy	Yes	Retirement Income Plan	32.58	1,080,323	0
		SERP	32.58	3,097,727	0
Dale A. Thatcher	No	Retirement Income Plan	12.67	233,666	0
		SERP	12.67	238,540	0
John J. Marchioni	No	Retirement Income Plan	15.00	186,578	0
		SERP	15.00	149,077	0
Michael H. Lanza	No	Retirement Income Plan	8.42	152,043	0
		SERP	8.42	125,009	0
Ronald J. Zaleski	Yes	Retirement Income Plan	13.25	340,406	0
		SERP	13.25	225,715	0

(1) The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(2) Present value as of December 31, 2013 is calculated on the basis of Normal Retirement Age of 65. A 5.16% discount rate is applied and the 2014 Static Mortality Table is used to calculate the values indicated. For further discussion, see Item 8. Financial Statements and Supplementary Data, Note 15, Retirement Plans, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2013.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 90% of their ACIP payments. Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participant from a menu of investment options. Participants can elect to schedule in-service withdrawals or withdrawals at separation of service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2013, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan, minus any matching contribution made to a participant’s Retirement Savings Plan account. In addition, effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Code and the Retirement Savings Plan. The non-elective contribution is equal to 4% of base salary, minus any non-elective contribution made to the Retirement Savings Plan. In conjunction with the amendment of the Retirement Income Plan and the SERP to curtail the accrual of benefits under these plans, all participants affected by the curtailment, including the NEOs, became eligible for the non-elective contribution effective April 5, 2013.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2013 ($)(1)	Company Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)(4)
Gregory E. Murphy	45,000	29,025	141,909	0	1,470,755
Dale A. Thatcher	54,461	13,033	95,547	4,321	727,703
John J. Marchioni	29,615	15,179	37,954	0	237,253
Michael H. Lanza	14,331	10,021	20,034	0	163,616
Ronald J. Zaleski	105,000	7,650	528,511	0	3,005,811

(1) Amounts in this column are attributable to 2013 salary deferred by Messrs. Murphy, Thatcher, Marchioni, and Lanza, and are included in the Salary column of the Summary Compensation Table. Of the amount in this column for Mr. Zaleski, $42,500 is attributable to 2013 salary deferred, which is included in the Salary column of the Summary Compensation Table, and $62,500 is attributable to the deferral of a portion of his ACIP payment, which is included in the amount reported for 2013 in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2) All amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3) Amounts in this column are not included in the Summary Compensation Table because such earnings are not above market earnings.

(4) Amounts in this column include the following aggregate contributions of the NEOs and SICA to the Deferred Compensation Plan in 2013, which amounts are included in the Summary Compensation Table:

▪	For 2011: Mr. Murphy, $74,475; Mr. Thatcher, $61,187; Mr. Marchioni, $29,062; Mr. Lanza, $22,673; and Mr. Zaleski, $104,977.

▪	For 2012: Mr. Murphy, $74,250; Mr. Thatcher, $62,960; Mr. Marchioni, $23,538; Mr. Lanza, $23,374; and Mr. Zaleski, $107,574.

▪	For 2013: Mr. Murphy, $74,025; Mr. Thatcher, $67,494; Mr. Marchioni, $44,794; Mr. Lanza, $24,352; and Mr. Zaleski, $112,650.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into amended employment agreements with Messrs. Murphy, Thatcher, Lanza, and Zaleski as of December 23, 2008, and with Mr. Marchioni as of September 10, 2013 in connection with his election as President and Chief Operating Officer (collectively, the “Employment Agreements”). The following table summarizes the principal provisions of the Employment Agreements.

Term	Initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, defined benefit pension plan and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other executives of SICA are generally entitled.

Severance and Benefits on Termination without Change in Control

▪     For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

▪     Death or Disability: Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.

▪     Without Cause by SICA, Relocation of Office over 50 Miles (without NEOs consent), Resignation for Good Reason by CEO:

o     Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

o     Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

▪     Stock Awards: Except for termination for Cause or resignation by the NEO other than for relocation of office over 50 miles (without NEOs consent), immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses. Such immediate vesting and possible extended exercise periods shall also apply to a resignation by the CEO for Good Reason.

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason by (A) CEO at any time or (B) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

▪     Severance payment equal to multiple(5) of the greater of: (i) NEOs salary plus target annual cash incentive payment; or (ii) NEOs salary plus the average of NEOs annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

▪     Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of period of months(6) following termination or commencement of equivalent benefits from a new employer.

▪     Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

▪     Tax gross-up payment, if necessary, to offset any excise tax imposed on NEO (other than Mr. Marchioni, whose 2013 employment agreement does not contain this provision) for such payments or benefits.

Release; Confidentiality and Non-Solicitation

▪     Receipt of severance payments and benefits conditioned upon:

o     Entry into release of claims; and

o     No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement, and for Mr. Marchioni, assignment of intellectual property rights.

(1) The Employment Agreements automatically renewed for additional one-year periods on April 25, 2013 for Mr. Murphy, on July 26, 2013 for Mr. Lanza, on July 31, 2013 for Messrs. Thatcher and Zaleski, and for a new initial three year period for Mr. Marchioni on September 10, 2013.

(2) As of February 24, 2014, the annual base salaries for the NEOs were as follows: Mr. Murphy, $900,000; Mr. Thatcher, $575,000; Mr. Marchioni, $725,000; Mr. Lanza, $500,000; and Mr. Zaleski, $440,000.

(3) For Messrs. Murphy and Marchioni the multiple is 2 and for Messrs. Thatcher, Lanza, and Zaleski the multiple is 1.5.

(4) For Messrs. Murphy and Marchioni the period is 24 months and for Messrs. Thatcher, Lanza, and Zaleski the period is 18 months.

(5) For Messrs. Murphy and Marchioni the multiple is 2.99 and for Messrs. Thatcher, Lanza, and Zaleski the multiple is 2.

(6) For Messrs. Murphy and Marchioni the period is 36 months and for Messrs. Thatcher, Lanza, and Zaleski the period is 24 months.

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the scenarios shown as of December 31, 2013:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Change in Control ($)(5)
Gregory E. Murphy	-	6,116,759	9,250,092	9,273,055	21,298,267
Dale A. Thatcher	-	2,271,098	3,661,098	3,678,320	7,017,190
John J. Marchioni	-	2,942,126	5,118,792	5,140,429	7,781,499
Michael H. Lanza	-	1,884,793	2,982,293	2,998,765	5,977,578
Ronald J. Zaleski	-	1,851,282	2,840,782	2,856,676	5,611,505

(1) Other than a resignation for Good Reason.

(2) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance based awards would normally vest upon: (i) retirement or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. This column also includes the value of unvested time-based restricted stock units granted to Mr. Marchioni in connection with his election as President and Chief Operating Officer in September 2013 (“September 2013 Grant”) under the Omnibus Stock Plan and any related accrued DEUs. These time-based restricted units awarded to Mr. Marchioni would normally vest upon retirement or continuation in service through the end of the applicable performance period, and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2013. Under the Cash Incentive Plan, participants’ awards, including the NEOs’ awards, would fully vest upon retirement or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2013. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2013 and the stock option’s exercise price.

(3) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these performance based awards would normally vest for all participants, including the NEOs, upon the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. This column also includes the value of the September 2013 Grant and any related DEUs. In the event of his total disability, these time-based units would vest and become payable. In the event of death, both the performance-based and time-based awards are immediately vested and payable for all participants, including the NEOs. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2013. Under the Cash Incentive Plan, participants’ awards, in the event of total disability, including the NEOs’ awards, would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2013. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2013 and the stock option’s exercise price. This column also includes the severance payment provided for in each NEO’s Employment Agreement. Payments in this column will be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums.

(4) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance based awards would normally vest upon: (i) a termination without Cause or Resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. This column also includes the value of the September 2013 Grant and any related DEUs. In the event of his termination without Cause or Resignation for Good Reason, these time-based units would vest and become payable. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2013. The awards would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2013. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2013 and the stock option’s exercise price. Also included in this column are the severance payment and the value of medical, dental, vision, disability, and life insurance coverage, all as provided for in each NEOs Employment Agreement.

(5) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and the September 2013 Grant and any related accrued DEUs, which would immediately vest and be payable upon a termination of employment following a change in control. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a termination of employment following a change in control. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2013. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2013. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2013 and the stock option’s exercise price. Also included in this column are the severance payment and the value of medical, dental, vision, disability, and life insurance coverage, all as provided for in each NEOs Employment Agreement. This column also includes the value of any tax gross-up payment necessary to offset any excise tax imposed for the payment and benefits disclosed in this column, other than for Mr. Marchioni whose 2013 employment agreement does not contain this provision.

DIRECTOR COMPENSATION

The following table shows compensation earned by or paid to our non-employee directors during 2013 (employee directors do not receive compensation for serving on the Board).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Paul D. Bauer	88,274	65,016	153,290
Annabelle G. Bexiga	64,067	65,016	129,083
A. David Brown	78,357	65,016	143,373
John C. Burville	66,050	65,016	131,066
Joan M. Lamm-Tennant	56,064	65,016	121,080
Michael J. Morrissey	73,550	65,016	138,566
Cynthia S. Nicholson	65,064	65,016	130,080
Ronald L. O’Kelley	80,067	65,016	145,083
William M. Rue	56,064	65,016	121,080
J. Brian Thebault	70,564	65,016	135,580

(1) This column reflects the aggregate grant date fair value for the 2013 grants of restricted stock units to directors, based on a grant date fair value of $23.32 per share. The aggregate number of options outstanding at December 31, 2013 for directors was as follows: Ms. Lamm-Tennant, and Messrs. Bauer and Thebault: 50,109; Messrs. Brown, Rue, and O’Kelley: 44,109; Mr. Burville: 38,109; Mr. Morrissey: 14,065; Ms. Nicholson: 7,953; and Ms. Bexiga: 0.

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2013:

Type of Compensation	Amount
Annual Retainer Fee	$50,000
Grant Date Fair Value of Annual Equity Award	$65,016
Board Meeting Attendance	$0
Committee Attendance Fee In person By telephone	$1,500 $1,000
Annual Chairperson Fee Audit Committee Corporate Governance and Nominating Committee Finance Committee Salary and Employee Benefits Committee	$15,000 $7,500 $7,500 $12,500
Lead Independent Director Fee	$15,000
Expenses	Reasonable

As the Director Compensation table above shows, in 2013 the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The SEBC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee, which was paid 100% in cash in 2013. Beginning January 1, 2013, non-employee directors had the election to receive up to 100%, but not less than 50%, of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee will be paid in cash. Non-employee directors must make this election by December 20 of the prior year. The Annual Retainer Fee is paid in equal quarterly installments on the second business day following the release of Selective’s financial results for the previous quarter or year, as applicable.

For 2013, the annual equity grant under Selective’s director compensation program was made entirely in restricted stock units granted under the Omnibus Stock Plan. Committee Attendance Fees, Annual Chairperson Fees, and the Lead Independent Director Fee were paid in cash pursuant to the table above.

Under the Selective Insurance Group, Inc. Non-Employee Directors’ Deferred Compensation Plan, as amended, non-employee directors may elect by December 20 to defer their receipt of director compensation to be earned in the following year to: (i) a specified date or dates in the future; (ii) the director’s attainment of age 70; or (iii) the director’s separation from service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Salary and Employee Benefits Committee: (i) was a Selective officer or employee in 2013; (ii) is a former Selective officer; or (iii) entered into any transaction in 2013 requiring disclosure under the section entitled “Transactions with Related Persons.”

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Salary and Employee Benefits Committee: (i) has reviewed and discussed the Compensation Discussion and Analysis with management; and (ii) based on this review and discussion recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2013 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

A. David Brown, Chairperson	Michael J. Morrissey
Paul D. Bauer	Cynthia S. Nicholson
John C. Burville

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Board of Directors provides Selective’s stockholders the opportunity to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as say-on-pay). Although the vote is non-binding, the Board and the SEBC value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2013, our stockholders overwhelmingly supported our compensation decisions with approximately 94% of votes cast voting in favor of our say-on-pay proposal.

We urge stockholders to read this Proxy Statement’s Compensation Discussion and Analysis section, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action because this vote is non-binding and advisory. Nonetheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board of Directors recommends you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Approval of the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan

Selective’s stockholders are being asked to approve the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (“2014 Omnibus Stock Plan”). The Selective Group, Inc. 2005 Omnibus Stock Plan (the “Prior Plan”) expires by its terms on April 1, 2015 and if the 2014 Omnibus Stock Plan is not approved by stockholders, as of such date, Selective will not have an equity compensation plan. The intent and purpose of the 2014 Omnibus Stock Plan is to: (i) attract and retain the employees, non-employee directors, and consultants of Selective and its affiliates; (ii) to motivate them to achieve the long-term goals of Selective and its affiliates; and (iii) to further align their interests with those of the Selective’s stockholders. Under NASDAQ rules, the 2014 Omnibus Stock Plan must be approved by Selective’s stockholders to have effect.

Upon stockholder approval of the 2014 Omnibus Stock Plan, no further grants will be made under the Prior Plan, but awards outstanding under the Prior Plan as of the date of stockholder approval (each a “Prior Plan Award”) will continue in effect according to the terms of the Prior Plan and any applicable agreements evidencing such Prior Plan Awards. If stockholders do not approve the 2014 Omnibus Stock Plan, the 2014 Omnibus Stock Plan will have no effect and awards may continue to be granted under the Prior Plan until the Prior Plan expires on April 1, 2015.

In designing the 2014 Omnibus Stock Plan, the Board of Directors was guided by current best practices that seek to identify specific performance metrics that are most closely tied to achievement of Selective’s growth and profitability goals as well as enhancement of stockholder value. The 2014 Omnibus Stock Plan is designed to work with other elements of Selective’s compensation program, including the Cash Incentive Plan, to appropriately motivate and compensate executives and employees. Under the 2014 Omnibus Stock Plan, vesting and payment of certain awards may be directly linked to the achievement of these specific performance metrics (outlined below under “Performance Goals”). The following is a summary of the 2014 Omnibus Stock Plan. It is qualified in its entirety by the full text of the 2014 Omnibus Stock Plan, which is attached to this Proxy Statement as Appendix A.

Plan Administrator

▪	The SEBC of the Board of Directors is the 2014 Omnibus Stock Plan administrator.

Authority of Plan Administrator

▪	The SEBC may delegate to one or more of its members, or to one or more employees of Selective or other agents, such administrative duties as it may deem advisable.

▪	To the extent permitted by applicable law, the SEBC and/or its delegate(s) have the authority to determine to whom and the time at which awards shall be granted, as well as their terms.

▪	The SEBC has the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the 2014 Omnibus Stock Plan, to administer the 2014 Omnibus Stock Plan and to exercise all the powers and authorities granted to it, including, but not limited to, the following:

o	Grant awards under the 2014 Omnibus Stock Plan;

o	Determine the persons to whom and the time or times at which awards will be granted;

o	Determine the type and number of awards to be granted, the number of shares of Selective common stock or cash or other property to which an award may relate;

o	Determine the terms, conditions, restrictions, and performance criteria relating to an award;

o	Determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, or surrendered;

o	Construe and interpret the 2014 Omnibus Stock Plan and any award under the 2014 Omnibus Stock Plan;

o	Prescribe, amend, and rescind rules and regulations relating to the 2014 Omnibus Stock Plan;

o	Determine the terms and provisions of the agreements evidencing awards under the 2014 Omnibus Stock Plan; and

o	Make all other determinations deemed necessary or advisable for the administration of the 2014 Omnibus Stock Plan, including:

▪	Accelerate the date on which any option or stock appreciation right granted under the 2014 Omnibus Stock Plan becomes exercisable;

▪	Waive or amend the operation of 2014 Omnibus Stock Plan provisions with respect to exercise after termination of employment (provided that the term of an option or stock appreciation right may not be extended beyond 10 years from the date of grant);

▪	Accelerate the vesting date, or waive any condition imposed under the 2014 Omnibus Stock Plan, with respect to any share of restricted stock, phantom stock, stock bonus, or other award; and

▪	Otherwise adjust any of the terms applicable to any such award in a manner consistent with the terms of the 2014 Omnibus Stock Plan.

Term of Plan

▪	The 2014 Omnibus Stock Plan will terminate on May 1, 2024.

Eligibility

▪	Employees, officers, non-employee directors, and consultants of Selective or any of its affiliates, in each case as the SEBC shall determine. Approximately 2,100 employees and 10 non-employee directors are currently eligible to participate in the 2014 Omnibus Stock Plan.

Shares Reserved for Issuance

▪	The maximum number of common shares reserved for issuance is 3,500,000, with adjustments based on stock splits, dividends, recapitalizations, and other changes or transactions. The shares may be authorized but unissued shares of Selective common stock or authorized and issued shares of Selective common stock held in Selective's treasury.

▪	As of March 6, 2014, the record date for the Annual Meeting, 56,217,293 shares of Selective common stock were outstanding.

▪	No one participant may be granted, during any single calendar year: (i) options with respect to more than 200,000 shares of Selective common stock; (ii) stock appreciation rights with respect to more than 200,000 shares of Selective common stock; (iii) more than 200,000 shares of restricted stock; (iv) restricted stock units with respect to more than 200,000 shares of Selective common stock; (v) stock grants of more than 200,000 shares of Selective common stock; or (vi) other awards with respect to more than 200,000 shares of Selective common stock.

▪	The maximum number of shares of Selective’s stock to which options relate that may be granted under the 2014 Omnibus Stock Plan is 1,500,000, any or all of which may relate to incentive stock options.

▪	The maximum number of shares of Selective’s stock subject to awards granted to any non-employee director in his or her capacity as such in any year is 25,000.

▪	Shares forfeited, cancelled, exchanged, surrendered, tendered in payment of an exercise price, or withheld to satisfy tax obligations, or which are covered by awards settled in cash, are available for future awards.

▪	The per participant limits will be construed and applied consistent with Section 162(m) of the Code.

Board Determination of Maximum Number of Shares

▪	After careful consideration, and based, in part, on advice from the Compensation Consultant regarding the appropriate use of equity compensation, the Board determined that 3,500,000 should be the maximum number of shares available for issuance under the 2014 Omnibus Stock Plan. This amount is approximately 6% of our outstanding shares of common stock of 56,217,293 as of March 6, 2014, the record date for the Annual Meeting.

▪	Upon stockholder approval of the Prior Plan, no further grants will be made under the Prior Plan. The total number of shares made subject to awards under the Prior Plan was 412,819 in 2013; 399,326 in 2012; and 429,420 in 2011. Under the Prior Plan, a total of 3,400,000 shares were originally available for grant, and approved by stockholders. The Prior Plan expires by its terms on April 1, 2015.

▪	The Board recognizes that equity compensation awards are dilutive of existing stockholders and this factor was important to the Board in determining the appropriate number of shares that should be available under the 2014 Omnibus Stock Plan. In particular, the SEBC regularly reviews Selective’s projected and actual equity compensation share usage to ensure that we balance the goals of our equity compensation program, which are to motivate and retain employees, against our stockholders’ interest in limiting dilution from the use of equity compensation.

▪	In addition, the SEBC regularly reviews and reports to the Board on Selective’s “burn rate,” which measures how much equity we are granting to employees as equity compensation, as compared to our total number of shares outstanding. Burn rate under the Prior Plan is measured as shares granted during the fiscal year under the Prior Plan as a percentage of the weighted average number of common shares outstanding at the end of a fiscal year. Our three-year average burn rate is 2.16%.

▪	Based on our previous equity compensation grant practices, the Board anticipates that the 3,500,000 shares issuable under the 2014 Omnibus Stock Plan will allow it to continue its current equity compensation grant practices for several years.

▪	Selective retained the services of Georgeson Inc., which analyzed this proposal against the likely vote recommendations of certain firms and stockholders. The results of this analysis were discussed with the SEBC and the Board, and reflect the SEBC and the Board’s determination that the size of the share pool would likely be found reasonable by our institutional investors and the firms that advise them.

Types of Awards

▪	Stock options (including incentive stock options), provided that: (i) the per share exercise price of each option may not be less than 100% of the fair market value of a share of Selective common stock on the date of grant, or 110% of such fair market value for any holder of 10% or more of Selective common stock; and (ii) the term of any option may not exceed 10 years;

▪	Stock appreciation rights, which are the rights to receive, upon exercise, an amount in cash or shares of Selective common stock as described in the 2014 Omnibus Stock Plan, may be granted subject to such restrictions or conditions to exercisability as the SEBC, in its absolute discretion, deems appropriate, including, but not limited to, achievement of one or more performance goals. The term of a stock appreciation right may not exceed 10 years;

▪	Restricted stock;

▪	Restricted stock units, which are awards of the right to receive at a future date either a number of shares of Selective common stock equal to the number of the restricted stock units, or, only if and to the extent set forth in the award agreement, the fair market value of an equal number of shares of Selective common stock in cash, or a combination thereof;

▪	Stock grants; or

▪	Other stock-based awards.

No award may be granted if it would be subject to, but fail to comply with, the requirements set forth in Section 409A of the Code and any guidance promulgated thereunder.

Price

▪	Each agreement with respect to an option will set forth the amount per share payable by the participant, and in no event will be the option exercise price be less than the fair market value of a share of Selective common stock as of the date of the grant of the option.

▪	A stock appreciation right will entitle the participant, upon exercise of such right, to receive payment of an amount determined by multiplying (a) the excess of the fair market value of a share of Selective’s common stock on the date of exercise over (b) the greater of the fair market value of a share of common stock on the date such right was granted or such greater amount as may be set forth in the applicable agreement.

▪	At the time of the grant of shares of restricted stock, the SEBC will determine the price, if any, to be paid by the participant for each share of restricted stock subject to the award.

▪	Following the vesting of a participant’s restricted stock unit, the participant will be paid, at such time and times as shall be set forth in the award agreement, a number of shares of Selective common stock equal to the number of restricted stock units, or only if and to the extent set forth in the award agreement, the fair market value of an equal number of shares of Selective common stock in cash, or a combination. If provided in the award agreement, following the vesting of a restricted stock unit, the participant will also be entitled to dividend equivalents as set forth in the Agreement.

▪	Stock grants may be: (i) awarded as, or in payment of, a bonus (including compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code) or to provide incentives or recognize special achievements or contributions; or (ii) as the portion of the annual retainer of any non-employee director that is paid in Selective’s shares.

▪	The SEBC will have the sole and complete authority to determine the payment of such other awards.

Performance Goals

▪	The SEBC may determine that vesting or payment of an award under the 2014 Omnibus Stock Plan will be subject to the attainment of one or more performance goals with respect to a fiscal year. Approval by Selective stockholders of the 2014 Omnibus Plan also constitutes approval of the performance goals for purposes of Code Section 162(m). The performance goals may include any of the following:

o	Return on total stockholder equity or operating return on total stockholder equity;

o	Statutory operating return on policyholder surplus;

o	Earnings per share or book value per share of Selective's common stock;

o	Net income (before or after taxes);

o	Earnings before all or any interest, taxes, depreciation, and/or amortization;

o	Return on assets, capital, or investment;

o	Market share;

o	Cost reduction goals;

o	Earnings from continuing operations;

o	Cash provided by operations;

o	Levels of expense, costs, or liabilities;

o	Department, division, or business unit level performance;

o	Operating income;

o	Sales or revenues;

o	Stock price appreciation;

o	Total stockholder return;

o	Growth in net premiums written, including, without limitation, policy count;

o	Combined ratios;

o	Implementation or completion of critical projects or processes;

o	Except in the case of a covered employee, any other performance criteria established by the SEBC; or

o	Any combination of the foregoing.

The actual performance targets applicable to an award may require attainment of a specified level of performance or attainment of a specified increase or decrease in a particular performance measure, may be applied on a Selective entity, division, or strategic business unit basis, or may compare Selective’s performance to a market index or group of other companies. Performance goals will generally be determined in accordance with generally accepted accounting principles or statutory accounting principles.

Termination of Employment or Service

▪	Unless otherwise provided by the SEBC, upon termination for any reason other than cause (as defined in the 2014 Omnibus Stock Plan), death, or disability, the participant will have one year to exercise all vested nonqualified options and stock appreciation rights. In the case of an option that is intended to be an incentive stock option, such option will be treated as a nonqualified stock option if it is exercised more than three months after the participant’s termination of employment for reasons other than death or disability.

▪	Unless otherwise provided by the SEBC, upon termination due to death or disability, the participant (or the participant’s representative, executor, administrator, or transferee) will have one year to exercise all vested options and stock appreciation rights.

▪	Unless otherwise determined by the SEBC, upon a termination for cause, all options and stock appreciation rights, whether or not vested, shall be terminated at the time of such termination.

▪	Unless otherwise determined by the SEBC, any unvested options and stock appreciation rights will be forfeited upon any termination of the participant's employment with, or service to, Selective, its affiliates and subsidiaries.

▪	Upon termination for death or disability, any unvested shares of restricted stock, the vesting of which is not subject to the achievement of performance goals, will become fully vested and any unvested shares of restricted stock that are subject to the achievement of performance goals will become vested only if and when such performance goals are satisfied.

▪	Unless otherwise provided by the SEBC, upon termination for any reason other than death or disability, any unvested shares of restricted stock will be null and void.

▪	Unless otherwise provided by the SEBC, upon termination for any reason, all restricted stock units will be forfeited.

▪	Cessation of the performance of services in one capacity will not result in termination of any award while the participant continues to perform services in another capacity.

Amendment of Awards

▪	Except in the case of a corporate transaction involving the Company, the Board and the SEBC will not, without the prior approval of Selective’s stockholders:

o	Amend any award outstanding under the 2014 Omnibus Stock Plan to reduce the exercise price of such award (other than equitable adjustments made in accordance with the terms of the 2014 Omnibus Stock Plan);

o	Cancel any award outstanding under the 2014 Omnibus Stock Plan and then subsequently re-grant to the participant the same award with a lower exercise price; or

o	Cancel outstanding options or stock appreciation rights whose exercise price is greater than the fair market value of a share of Selective common stock in exchange for cash or other securities.

▪	To the extent that the SEBC determines that the 2014 Omnibus Stock Plan is subject to Section 409A of the Code and fails to comply with the requirements of that section of the Code, the SEBC reserves the right to terminate or replace the award in order to cause the award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

Change in Control and Other Transactions

▪	All unvested awards become fully vested and exercisable upon a change in control (as defined in the 2014 Omnibus Stock Plan) of Selective.

▪	Any restricted stock that was forfeitable will become nonforfeitable.

▪	Any unexercised option or stock appreciation right, whether or not exercisable, on the date of such change in control will become fully exercisable and may be exercised, in whole or in part.

▪	If a participant has entered into an employment agreement with Selective that provides that awards under the 2014 Omnibus Stock Plan will become nonforfeitable and, if applicable, exercisable upon a qualifying termination of employment following a change in control, then the participant’s award will become nonforfeitable and exercisable only if, following the occurrence of a change in control, the participant experiences a qualifying termination in accordance with his or her employment agreement.

▪	In the event of a corporate transaction other than a change in control (as defined in the 2014 Omnibus Stock Plan) involving shares of Selective's common stock, the SEBC may provide for: (i) assumption by the successor entity of all outstanding awards; (ii) termination of all or a portion of any outstanding awards that are not exercised within a period specified by the SEBC upon the occurrence of the transaction; and/or (iii) cash-out of the outstanding options and stock appreciation rights based on the acquisition price, net of the exercise price of such awards, and the cancellation without compensation of any such awards whose exercise price exceeds the acquisition price.

Award Transferability

▪	To the extent determined by the SEBC, awards may be transferred only by will or the laws of descent and distribution or (except in the case of incentive stock options) to an immediate family member.

Amendment or Termination of the 2014 Omnibus Stock Plan

▪	The 2014 Omnibus Stock Plan may, at any time, be terminated, revised, or amended in any respect whatsoever, provided that: (i) approval by Selective's stockholders will be required for any such amendment if and to the extent such approval is required to comply with applicable law or stock exchange listing requirements; (ii) approval by Selective’s stockholders will be required for the re-pricing of any option or other award; and (iii) no such action may reduce a participant's rights under an outstanding award without the participant's consent, except to comply with Section 409A of the Code.

▪	To the extent that the SEBC determines that the 2014 Omnibus Stock Plan is subject to Section 409A of the Code and fails to comply with the requirements of that section of the Code, the SEBC reserves the right to amend or terminate the 2014 Omnibus Stock Plan in order to cause the award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

Forfeiture and Recovery of Awards

▪	A participant’s right to receive or retain an award (in cash or shares of Selective common stock), and to retain any profit or gain realized in connection with an award, are subject to forfeiture, cancellation, recoupment, rescission, payback, setoff, or other similar action in accordance with Selective’s policies, if any, regarding forfeiture and recovery for misconduct, as it may be amended from time to time, NASDAQ listing standards and applicable law, and any other similar policy Selective may adopt.

Federal Income Tax Consequences of the 2014 Omnibus Stock Plan

▪	The following summarizes certain current U.S. federal income tax laws and regulations generally applicable to awards pursuant to the 2014 Omnibus Stock Plan, all of which are subject to change (possibly with retroactive effect), and does not address any tax considerations under Section 409A of the Code, or the laws of any local, state, or foreign jurisdiction. This summary does not purport to be complete.

o	Incentive Stock Options.

▪	Not taxable income upon grant.

▪	Amounts received in excess of the exercise price from the sale of shares received (“Option Shares”) that are held for less than one year from receipt or two years from the option grant (“Disqualifying Disposition”) are treated as ordinary income in the year of disposition, and Selective is entitled to deduct the same amount as compensation expense.

▪	Amounts received from the sale of Option Shares in a transaction that is not a Disqualifying Disposition are treated as capital gain or loss, with the basis being the exercise price. The amount by which the fair market value of the Option Shares exceeds the exercise price, however, will constitute an item that increases the participant's “alternative minimum taxable income.”

▪	An incentive stock option generally will not be treated as an incentive stock option if it is exercised more than three months following termination of employment; in which case the option will be treated as a nonqualified stock option.

o	Nonqualified Stock Options.

▪	Not taxable income upon grant.

▪	Amounts in excess of the exercise price at the time of exercise are treated as ordinary income and Selective is entitled to deduct the same amount as compensation expense.

▪	Amounts received from the sale of Option Shares following exercise are treated as capital gain or loss, with the basis being the exercise price plus the ordinary income incurred upon exercise.

o	Restricted Stock.

▪	Generally, not taxable income upon grant.

▪	Ordinary income is recognized on the date the restrictions are removed in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares, at which time Selective is entitled to deduct the same amount as compensation expense.

▪	A Code Section 83(b) election may be made by the grantee within 30 days of receipt to recognize ordinary income in an amount equal to the fair market value on the grant date; but the holder will not be allowed a deduction for shares subsequently forfeited or returned. Amounts received from the subsequent sale of the restricted stock are treated as capital gain or loss, with the basis being the amount paid by the holder for the restricted stock, if any, plus the amount included in the income by the holder of the award as a result of the Code 83(b) election.

o	Other Types of Awards.

▪	No taxable income upon grant of a stock appreciation right or restricted stock unit.

▪	Upon settlement of such a stock appreciation right, restricted stock unit, stock grant, or any other stock-based award, ordinary income is recognized in the aggregate value of the payment received, and Selective is entitled to deduct the same amount as compensation expense.

▪	All awards will be granted and maintained on a basis which ensures that they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code, pertaining to nonqualified plans of deferred compensation, and the 2014 Omnibus Stock Plan will be governed, interpreted and enforced consistent with such intent. Neither Selective nor any of its affiliates, nor any director, officer, agent, representative or employee of either, guarantees to the participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an award, including not but not limited to, that an option granted as an incentive stock option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code will or will not apply and no person will have any liability to a participant or any other party if a payment under an award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention or for any action taken by the Board or the SEBC with respect to the award.

There have been no awards granted under the 2014 Omnibus Stock Plan to date. Because benefits under the 2014 Omnibus Stock Plan will be granted at the sole discretion of the SEBC, Selective cannot determine at this time the benefits that will be received by executive officers and other employees and non-employee directors if the 2014 Omnibus Stock Plan is approved by the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE 2014 OMNIBUS STOCK PLAN AS DESCRIBED IN THIS SECTION.

INFORMATION ABOUT PROPOSAL 4

Approval of the Amendment and Restatement of the Selective Insurance Group, Inc. Cash Incentive Plan
and Performance Goals

Selective's stockholders are being asked to approve the amendment and restatement of the Selective Insurance Group, Inc. Cash Incentive Plan (“Cash Incentive Plan”). The purpose of the amendment and restatement is to approve the Cash Incentive Plan and performance goals under the Cash Incentive Plan for purposes of Section 162(m) of the Code and to make clarifying changes.

The purposes of the Cash Incentive Plan are to: (i) provide Selective with an effective vehicle to assist in attracting, retaining, and motivating its employees; (ii) reinforce corporate, organizational, and business development goals; and (iii) promote short-term and long-term financial and other business objectives by rewarding the performance of officers and other employees in fulfilling their individual responsibilities for achieving these short-term and long-term objectives.

In designing the Cash Incentive Plan, the Board of Directors was guided by best practices that seek to identify specific performance goals that are most closely tied to achievement of Selective's growth and profitability goals as well as enhancement of stockholder value. The Cash Incentive Plan is designed to work with other elements of Selective's compensation program, including the 2014 Omnibus Stock Plan, to appropriately motivate and compensate executives and employees consistent with the identified performance goals. Under the Cash Incentive Plan, vesting and payment of certain of the awards may be directly linked to the achievement of these specific performance goals (outlined below under “Performance Goals”).

Selective's stockholders are being asked to approve the performance goals under the Cash Incentive Plan in accordance with Section 162(m). Section 162(m) limits Selective’s federal income tax deduction for compensation to certain covered employees to $1,000,000 per year, but excludes from that limit compensation that qualifies as

“performance-based compensation.” Certain awards made under the Cash Incentive Plan to Selective’s covered employees are intended to qualify as performance-based compensation under Section 162(m).

Because the administrator of the Cash Incentive Plan has the authority to establish the particular target(s) under the performance goals for each award to a covered employee intended to constitute “performance-based compensation,” Section 162(m) requires the material terms of the performance goals to be disclosed to, and reapproved by, Selective’s stockholders no later than the first stockholder meeting in the fifth year following the initial stockholder approval of the performance goals. The performance goals in the Selective Insurance Group, Inc. Cash Incentive Plan were initially approved by stockholders at the 2005 Annual Meeting and subsequently reapproved at the 2010 Annual Meeting to ensure Section 162(m) qualification.

For purposes of Section 162(m), the material terms of the performance goals we are asking you to approve include: (i) the employees eligible to receive awards under the Cash Incentive Plan; (ii) a description of the available performance measures; and (iii) the maximum amount that can be paid to any employee under awards if the performance goals are achieved. If stockholder approval is not received at the Annual Meeting, the Cash Incentive Plan will remain effective, but we will not be able to deduct compensation under the Cash Incentive Plan that would have otherwise qualified as performance-based compensation under Section 162(m) for awards that are granted after our 2015 Annual Meeting of Stockholders, unless we obtain stockholder approval at that time.

The following is a summary of the amended and restated Cash Incentive Plan. It is qualified in its entirety by the text of the amended and restated Cash Incentive Plan, which is attached to this Proxy Statement as Appendix B.

Plan Administrator

▪	The SEBC of the Board of Directors is the Cash Incentive Plan administrator.

Authority of Plan Administrator

▪	Grant awards under the Cash Incentive Plan;

▪	Determine the persons to whom and the time or times at which awards will be granted;

▪	Determine the terms, conditions, restrictions, and performance criteria, including performance goals, and the length of the performance period (which will be no less than one year), relating to any award;

▪	Determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, or surrendered;

▪	Make adjustments in the performance goals in recognition of unusual or non-recurring events affecting Selective or the financial statements of Selective, or in response to changes in applicable laws, regulations, or accounting principles, or for any other reason;

▪	Construe and interpret the Cash Incentive Plan and an award;

▪	Prescribe, amend, and rescind rules and regulations relating to the Cash Incentive Plan;

▪	Determine the terms and provisions of any award;

▪	Make all other determinations deemed necessary or advisable for the administration of the Cash Incentive Plan;

▪	Delegate to one or more of its members, or to one or more employees of Selective or other agents, such administrative duties as it may deem advisable; and

▪	Employ one or more persons to render advice with respect to any responsibility the SEBC or delegated party may have under the Cash Incentive Plan.

▪	Except to the extent that the SEBC may otherwise determine from time to time, the Chief Executive Officer of Selective and the most senior Human Resources officer of Selective each have the authority to grant awards under the Cash Incentive Plan to Selective’s officers and employees, other than covered employees and Selective’s officers subject to Section 16 of the Exchange Act, and in connection therewith shall have the authority to determine the officers and employees to whom and the time or times at which such awards shall be granted, the terms, conditions, restrictions and performance criteria, including performance goals and the length of the performance period relating to any Award, all within the parameters and subject to the terms determined by the SEBC from time to time.

Eligibility

▪	Officers and other employees of Selective and its subsidiaries in the sole discretion of the SEBC. As of December 31, 2013, approximately 2,100 employees were eligible to participate in the Cash Incentive Plan.

Interpretation

▪	Awards issued under the Cash Incentive Plan to any participant who the SEBC determines could be a covered person are generally intended to constitute performance-based compensation as described in Section 162(m)(4)(C) of the Code and applicable regulations thereunder, and the Cash Incentive Plan and such awards will be interpreted and administered in a manner consistent with such intention.

Payment of Awards

▪	Cash, paid as soon as practicable in the calendar year following the calendar year in which the performance period ends.

Type of Awards

▪	Awards granted pursuant to the Cash Incentive Plan will be evidenced in such form as the SEBC from time to time approve. For each award that is intended to vest subject solely to the participant’s continued employment with Selective, the SEBC will specify the performance period applicable to the award. The SEBC may grant awards to covered employees that in form or operation do not comply with the performance-based compensation requirements of Section 162(m) of the Code.

Performance-Based Awards

▪	For each award that will vest subject to the participant’s continued employment with Selective and satisfaction of performance goals, the SEBC will specify the performance goals and performance period applicable to each award.

▪	Awards to participants determined by the SEBC to be covered employees will be paid only if the SEBC pre-establishes the applicable performance goals in accordance with Section 162(m)(4)(C) of the Code, determines that the applicable performance goals for the performance period were achieved, and authorizes the payment of the award as described in Treas. Reg. Section 1.162-27(e).

Performance Goals

▪	Return on total stockholder equity or operating return on total stockholder equity;

▪	Statutory operating return on policyholders surplus;

▪	Earnings per share or book value per share of Selective's common stock;

▪	Net income (before or after taxes);

▪	Earnings before all or any interest, taxes, depreciation, and/or amortization;

▪	Return on assets, capital, or investment;

▪	Market share;

▪	Cost reduction goals;

▪	Earnings from continuing operations;

▪	Cash provided by operations;

▪	Levels of expense, costs, or liabilities;

▪	Department, division, or business unit level performance;

▪	Operating income;

▪	Sales or revenues;

▪	Stock price appreciation;

▪	Total stockholder return;

▪	Growth in NPW, including, without limitation, policy count;

▪	Combined ratios;

▪	Implementation or completion of critical projects or processes;

▪	Except in the case of a covered employee, that is intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, any other performance criteria established by the SEBC; or

▪	Any combination of the foregoing.

▪	The SEBC will not make any adjustments to the performance goals that would prevent any awards made to covered employees that are intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code from qualifying as such.

▪	The actual performance targets applicable to an award may require attainment of a specified level of performance or attainment of a specified increase or decrease in a particular performance measure, may be applied on a Selective entity, division, or strategic business unit basis, or may compare Selective’s performance to a market index or group of other companies. Performance goals will generally be determined in accordance with generally accepted accounting principles or statutory accounting principles.

Maximum Annual Award Amount

▪	No participant may receive payments under the Cash Incentive Plan for any performance period of more than the product of: (i) $7.5 million; multiplied by (ii) the number of full and partial years of the performance period.

Reduction of Awards

▪	The SEBC may reduce or eliminate any award under the Cash Incentive Plan, but in no event may the SEBC increase the amount of an award payable to a covered employee that is intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code over such amount payable based on the objective criteria established at the outset of the fiscal year or other performance period for which the award is made.

Deferral of Awards

▪	To the extent permitted by the SEBC, participants who are eligible to participate in the Selective Insurance Company of America Deferred Compensation Plan, or any other voluntary nonqualified deferred compensation plan or program of Selective, may file an election no later than the date six months immediately prior to the end of the applicable performance period to defer any payment that may become due in respect of an award under such plan or program until a later date.

Adjustment of Awards

▪	The SEBC will, in its sole discretion, and in a manner as the SEBC may deem equitable, adjust any or all of the compensation payable under the award or the calculations with respect to determining the achievement of performance goals subject to the award to reflect any change in the corporate capitalization of Selective, including any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants, or rights offering to purchase Selective’s common stock. If the participant is a covered employee and the award is intended to qualify as a “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the SEBC will not make any such adjustment that would prevent the award from so qualifying.

Employment Requirements

▪	Participants must be employed by Selective or one of its subsidiaries as of the payment date established for awards relating to the fiscal year for which payment is to be made; provided that, if the participant's employment is terminated prior to such payment date by reason of death, retirement on or after “early retirement age,” “normal retirement age,” or “total disability,” or for any other reason with the express consent of the SEBC, the SEBC, in its sole discretion, may provide for an award payment to the participant or, if applicable, the participant's designated beneficiary.

Award Transferability

▪	Only by will or the laws of descent and distribution.

No Guarantee of Tax Consequence

▪	It is intended that all awards shall be granted and maintained on a basis that ensures that they are either exempt from, or comply with the requirements of, Section 409A of the Code pertaining to nonqualified plans of deferred compensation, and the Cash Incentive Plan shall be governed, interpreted, and enforced consistent with such intent. Neither the Company nor any director, officer, agent, representative, or employee of the Company guarantees to any participant or any other person any particular tax consequences as a result of the grant of or payment in respect of an award, including, but not limited to, the application of Section 409A of the Code, and no person shall have any liability to any participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention, or for any action taken by the SEBC with respect to the award.

Plan Amendment or Termination

▪	At any time by the SEBC or Board of Directors; provided that: (i) no amendment that requires stockholder approval in order for the Cash Incentive Plan to continue to comply with Code Section 162(m) will be effective unless approved by the requisite vote of the stockholders of Selective; and (ii) no amendment may adversely affect any of the rights of any participant, without such participant's consent, under any award previously granted under the Cash Incentive Plan.

NEW PLAN BENEFIT

The following table shows the range of amounts that would be payable to the NEOs under the 2014 plan year in 2015 if the SEBC does not exercise its discretion to reduce or eliminate the awards. Such range spans from: (i) the amount that would be payable if the minimum level of achievement of the performance goals is not attained; to (ii) the amount that would be payable if the performance goals are fully achieved. Non-employee directors are not eligible to participate in the Cash Incentive Plan.

AMENDMENT AND RESTATEMENT OF
SELECTIVE INSURANCE GROUP, INC. CASH INCENTIVE PLAN
Name and Position	Dollar Amount ($)	Number of Units
Gregory E. Murphy	$0 – $1,800,000	N/A
Chairman & Chief Executive Officer
Dale A. Thatcher	$0 – $862,500	N/A
Executive Vice President and Chief Financial Officer
John J. Marchioni	$0 – $1,268,750	N/A
President and Chief Operating Officer
Michael H. Lanza	$0 – $750,000	N/A
Executive Vice President, General Counsel & Chief Compliance Officer
Ronald J. Zaleski	$0 – $660,000	N/A
Executive Vice President & Chief Actuary
Current executive officers as a group	$0 – $6,466,250	N/A
Current directors who are not executive officers as a group	$0	N/A
Non-executive officer employees as a group	$0 – $47,231,770	N/A

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CASH INCENTIVE PLAN AND THE PERFORMANCE GOALS.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about Selective’s common stock authorized for issuance under equity compensation plans as of December 31, 2013.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	903,439(1)	$19.75	6,414,613(2)

(1) Weighted average remaining contractual life of options is 3.92 years.

(2) Includes 870,930 shares available for issuance under the Selective Insurance Group, Inc. Employee Stock Purchase Plan, 2,098,020 shares available for issuance under the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies, and 3,445,663 shares available for issuance under the 2005 Omnibus Stock Plan.

INFORMATION ABOUT PROPOSAL 5

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board of Directors has approved the appointment and has directed that the appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm. Even if stockholders ratify the appointment, the Board of Directors may direct the appointment of a different auditing firm at any time during the 2014 fiscal year if the Board determines that such a change would be in the best interests of Selective and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2013 and 2012:

Category	2013	2012
Audit Fees	$1,442,500	$1,309,500
Audit-Related Fees(1)	$273,000	$107,200
Tax Fees(2)	$3,110	$0
All Other Fees(3)	$96,053	$83,300
TOTAL	$1,814,663	$1,500,000

(1) Audit-Related Fees for 2013 consisted primarily of amounts associated with: (i) audits of our benefit plans for 2012; (ii) an audit of the flood area of the Insurance Operations; and (iii) consents. Audit-Related Fees for 2012 consisted primarily of amounts associated with audits of our benefit plans for 2011.

(2) Tax Fees for 2013 were for tax consulting services.

(3) All Other Fees for 2013 consisted of: (i) approximately $84,000 for independent actuarial reviews and reserve opinions; and (ii) approximately $12,000 for consulting services. All Other Fees for 2012 consisted of independent actuarial reviews and reserve opinions.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2013, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services, and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

▪	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

▪	Reviewed and discussed the audited financial statements for the year ended December 31, 2013, included in the Annual Report on Form 10-K, with management, which represented to the Audit Committee that: (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

▪	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board, as may be modified or supplemented.

▪	Discussed with KPMG LLP, the independent registered public accounting firm’s independence from Selective and its management, including the matters in the written disclosures and the letter from the independent accountants delivered to the Audit Committee as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by the Audit Committee of Selective’s Board of Directors,

Ronald L. O’Kelley, Chairperson
Paul D. Bauer
Annabelle G. Bexiga
John C. Burville
J. Brian Thebault

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2015 Proxy

From time-to-time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under SEC (under the Exchange Act) rules, for stockholder proposals to be included in the proxy statement for the 2015 Annual Meeting of Stockholders, they must be received no later than November 24, 2014, by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a director, must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a notice of a stockholder proposal for the 2015 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before November 24, 2014 or after December 24, 2014.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE; (2) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (3) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

March 24, 2014
Branchville, New Jersey

DOCUMENTS INCORPORATED BY REFERENCE

Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item 1. Business. of Selective’s Annual Report on Form 10-K for the year ended December 31, 2013.

Appendix A

SELECTIVE INSURANCE GROUP, INC.

2014 OMNIBUS STOCK PLAN

1.	Purpose.

The Selective Insurance Group Inc. 2014 Omnibus Stock Plan (the “Plan”) is intended to attract and retain employees, non-employee directors and consultants of the Company and its Affiliates, to motivate them to achieve long-term goals of the Company and its Affiliates and to further align their interests with those of the Company’s stockholders.

2.	Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:

(a)	“Actions” shall have the meaning set forth in Section 4(b) hereof.

(b)	“Affiliate” shall mean any Subsidiary of the Company, and any entity if, at the time of granting of an Award: (i) the Company, directly or indirectly, owns at least 80 percent of the combined voting power of all classes of stock of such entity or at least 80 percent of the ownership interests in such entity; or (ii) such entity, directly or indirectly, owns at least 80 percent of the combined voting power of all classes of stock of the Company.

(c)	“Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award or a notice of an Award delivered to a Participant by the Company in hard copy paper form, electronically via the Internet or through other electronic means.

(d)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Grant or Other Award granted pursuant to the terms of the Plan.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)	“Cause” shall mean, unless otherwise defined in the Participant’s Agreement, employment agreement, or other written agreement describing the Participant’s terms of employment with the Company or any of its Affiliates, termination of the Participant’s employment or service by the Company or its Affiliates if, in the reasonable determination of the Company or its applicable Affiliate, the Participant: (i) engages in conduct that violates written policies of the Company or Affiliate; (ii) fails to perform the essential functions of his or her job (except for a failure resulting from a bona fide illness or incapacity); (iii) fails to carry out the Company’s or Affiliate’s reasonable directions, issued through its Chief Executive Officer, the Board, other appropriate senior employee responsible for the Participant’s business unit or area, or the Participant’s supervisor; (iv) engages in embezzlement, misappropriation of corporate funds, any act of fraud, dishonesty or self-dealing, or the commission of a felony or any significant violation of any statutory or common law duty of loyalty to the Company or Affiliate; (v) commits an act or omission that could adversely and materially affect the Company’s or an Affiliate’s business or reputation or involves moral turpitude; or (vi) breaches a material provision of this Plan or the Agreement evidencing an Award.

(g)	“Change in Control” shall mean the first occurrence of an event of a nature that would be required to be reported in response to Item 5.01 (or equivalent Item) of a Current Report on Form 8-K, as in effect on the date thereof, pursuant to Sections 13 or 15(d) of the Exchange Act; provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:

(i)	The acquisition by a person or group, including, without limitation, any current stockholder or stockholders of the Company, of securities of the Company resulting in such person or group owning, of record or beneficially, 25 percent or more of any class of voting securities of the Company;

(ii)	The acquisition by a person or group, including, without limitation, any current stockholder or stockholders of the Company, of securities of the Company resulting in such persons or groups owning, of record or beneficially, 20 percent or more, but less than 25 percent, of any class of voting securities of the Company, if the Board adopts a resolution that such acquisition constitutes a Change in Control;

(iii)	The sale or disposition of all or substantially all of the assets of the Company;

(iv)	The reorganization, recapitalization, merger, consolidation or other business combination involving the Company, unless securities possessing more than 80 percent of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or of any parent thereof) are held by a person or persons who held securities possessing more than 80 percent of the total combined voting power immediately prior to such reorganization, recapitalization, merger, consolidation or other business combination involving the Company; or

(v)	A change in the membership of the Board, which, taken in conjunction with any other prior or concurrent changes, results in 50 percent or more of the membership of the Board being persons not nominated by the Board as set forth in the Company’s then most recent proxy statement, excluding changes resulting from substitutions by the Board because of retirement or death of a director or directors, removal of a director or directors by the Board or resignation of a director or directors due to demonstrated disability or incapacity.

Provided, however, that: (A) for each Award subject to Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Plan with respect to such Award, if and to the extent necessary to comply with Section 409A of the Code, only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code; and (B) notwithstanding anything in this definition to the contrary, no Change in Control shall be deemed to have occurred for the purpose of a Participant’s Award by virtue of any transaction which results in such Participant, or a group of persons which includes such Participant, acquiring, directly or indirectly, voting securities of the Company.

For the purposes of this Section 2(g), the following definitions shall apply:

(I)            the terms “person” and “beneficial owner” shall have the meanings set forth in Regulation 13D under the Exchange Act, as such regulation exists on the date hereof;

(II)           the term “voting security” shall include any security that has, or may have upon an event of default or in respect of any transaction, a right to vote on any matter on which the holder of any class of common stock of the Company would have a right to vote;

(III)         the term “group” shall have the meaning set forth in Section 13(d) of the Exchange Act; and

(IV)         the term “substantially all of the assets of the Company” shall mean more than 50 percent of the Company’s assets on a consolidated basis, as shown in the Company’s most recent audited balance sheet.

(h)	“Clawback Policy” shall have the meaning set forth in Section 20 hereof.

(i)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(j)	“Committee” shall mean the Company’s Salary and Employee Benefits Committee, which shall consist of two or more persons appointed by the Board, each of whom shall qualify as an “outside director” within the meaning of Section 162(m) of the Code, and a “nonemployee director” within the meaning of Rule 16b-3.

(k)	“Company” shall mean Selective Insurance Group, Inc., a New Jersey corporation.

(l)	“Company Stock” shall mean the common stock of the Company, par value $2.00 per share.

(m)	“Consultant” shall mean any consultant, agent, advisor, or independent contractor who renders services to the Company or an Affiliate that: (i) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction; and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

(n)	“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code and regulations and other guidance thereunder.

(o)	“Directors’ Plan” shall mean the Selective Insurance Group, Inc. Non-Employee Directors’ Deferred Compensation Plan, as effective as of May 1, 2010, as amended and in effect from time to time.

(p)	“Effective Date” shall mean May 1, 2014.

(q)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(r)	“Fair Market Value” of a share of Company Stock means a price that is based on the opening, closing, actual, high, low, or average selling, bid or ask prices of a share of Company Stock as reported on an established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. In the event shares of Common Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Unless and until the Committee determines otherwise, the Fair Market Value of the Company Stock shall be calculated as follows: (i) if the Company Stock is listed on a national securities exchange, and sale prices are regularly reported for the Company Stock, then the Fair Market Value shall be the closing selling price for the Company Stock reported on the applicable composite tape or other comparable reporting system on the applicable date, or if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or (ii) if closing selling prices are not regularly reported for the Company Stock as described in clause (i) above but bid and asked prices for the Company Stock are regularly reported, then the Fair Market Value shall be the arithmetic mean between the closing or last bid and asked prices for the Company Stock on the applicable date or, if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or (iii) if prices are not regularly reported for the Company Stock as described in clause (i) or (ii) above, then the Fair Market Value shall be such value as the Committee in good faith determines. Notwithstanding the foregoing, for purposes of determining the exercise price of a Nonqualified Stock Option, if prices are not regularly reported for the Company Stock as described in clause (i) or (ii) above, the Fair Market Value of the Company Stock shall be determined in accordance with Section 409A of the Code and regulations thereunder.

(s)	“Immediate Family Member” shall have the meaning set forth in Section 22(c) hereof.

(t)	“Incentive Stock Option” shall mean an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and which is designated by the Committee as an Incentive Stock Option.

(u)	“Non-Employee Director” shall mean a member of the Board or a member of the board of directors of an Affiliate who is not an employee of the Company or any Affiliate.

(v)	“Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(w)	“Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 7 hereof.

(x)	“Other Award” shall mean an Award granted pursuant to Section 12 hereof.

(y)	“Participant” shall mean an employee of the Company or any Affiliate, a Non-Employee Director or a Consultant to whom an Award is granted pursuant to the Plan.

(z)	“Performance Goals” shall mean performance goals based on one or more of the following criteria: (i) return on total stockholder equity or operating return on total stockholder equity; (ii) earnings per share or book value per share of Company Stock; (iii) net income (before or after taxes); (iv) earnings before all or any interest, taxes, depreciation and/or amortization; (v) return on assets, capital or investment; (vi) market share; (vii) cost reduction goals; (viii) earnings from continuing operations; (ix) cash provided by operations; (x) levels of expense, costs or liabilities; (xi) department, division or business unit level performance; (xii) operating income; (xiii) sales or revenues; (xiv) stock price appreciation; (xv) total stockholder return; (xvi) growth in net premiums written, including, without limitation, policy count; (xvii) combined ratios; (xviii) implementation or completion of critical projects or processes; (xix) statutory operating return on policyholder surplus; (xx) except in the case of a Covered Employee, any other performance criteria established by the Committee; or (xxi) any combination of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company or a combination thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may be subject to a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and/or a maximum level of performance above which full vesting will occur. To the extent possible, each of the foregoing Performance Goals shall be determined, as appropriate, in accordance with generally accepted accounting principles or statutory accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of realized and unrealized gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(aa)	“Plan” shall have the meaning set forth in Section 1 hereof.

(bb)	“Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 9 hereof and which is subject to restrictions as set forth in Sections 9(c) and (d) hereof.

(cc)	“Restricted Stock Unit” shall mean an Award valued by reference to shares of Company Stock, granted pursuant to Section 10 hereof, which upon or following vesting provides the right to receive either cash or shares of Company Stock.

(dd)	“Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(ee)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(ff)	“Stock Appreciation Right” shall mean the right to receive, upon exercise of the right, the applicable payment as described in Section 8 hereof.

(gg)	“Stock Grant” shall mean an unrestricted share of Company Stock which is granted pursuant to the terms of Section 11 hereof.

(hh)	“Subsidiary” shall mean a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

3.	Stock Subject to the Plan.

(a)	Shares Available for Awards. The maximum number of shares of Company Stock reserved for issuance under the Plan shall be 3,500,000 shares (subject to adjustment as provided herein). Such shares may be authorized but unissued shares of Company Stock or authorized and issued shares of Company Stock held in the Company’s treasury.

(b)	Per Person Per Calendar Year Limitations. No one Participant may be granted, during any single calendar year: (i) Options with respect to more than 200,000 shares of Company Stock; (ii) Stock Appreciation Rights with respect to more than 200,000 shares of Company Stock; (iii) more than 200,000 shares of Restricted Stock; (iv) Restricted Stock Units with respect to more than 200,000 shares of Company Stock; (v) Stock Grants of more than 200,000 shares of Company Stock; or (vi) Other Awards with respect to more than 200,000 shares of Company Stock. The limits described in this subsection (b) shall be construed and applied consistent with Section 162(m) of the Code.

(c)	Limitation on Incentive Stock Options. The maximum number of shares of Company Stock to which Options relate that may be granted under the Plan shall be 1,500,000 (subject to adjustment as provided in Section 3(e) hereof), any or all of which may relate to Incentive Stock Options.

(d)	Non-Employee Directors. The maximum number of shares of Company Stock that may be subject to Awards granted to any Non-Employee Director in his or her capacity as such during any single calendar year shall be 25,000.

(e)	Adjustment for Change in Capitalization. In the event that any dividend or other distribution is declared (whether in the form of cash, Company Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Committee shall equitably adjust, in its sole and absolute discretion: (i) the number and type of shares (or other securities or property) with respect to which Awards may be granted; (ii) the number and type of shares (or other securities or property) subject to outstanding Awards; and (iii) the grant or exercise price with respect to any Award. Any adjustment to Incentive Stock Options under this Section 3(c) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. Any adjustment to Awards subject to Section 409A of the Code shall conform to the requirements of Section 409A of the Code. Furthermore, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any adjustments to Awards shall be made only to the extent that the Committee determines that such adjustments may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code.

(f)	Corporate Transactions. In the event of a proposed corporate transaction, the Committee may provide for any or a combination of the following:

(i)	the assumption of outstanding Awards by the surviving or successor entity;

(ii)	termination of all or a portion of any outstanding Award, effective upon the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company (if the Committee decides to terminate outstanding Options or Stock Appreciation Rights, the Committee shall give each participant holding an Option or Stock Appreciation Right to be terminated not less than seven days’ notice prior to any such termination, and any Option or Stock Appreciation Right that is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the date immediately preceding, such termination); or

(iii)	with respect to outstanding Options and Stock Appreciation Rights, cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of: (A) the acquisition price times the number of shares of Company Stock subject to an Option or Stock Appreciation Right (to the extent the exercise price does not exceed the acquisition price), over (B) the aggregate exercise price for all such shares of Company Stock subject to the Option or Stock Appreciation Right, in exchange for the termination of such Option or Stock Appreciation Right; provided, however, that if the acquisition price does not exceed the exercise price of any such Option or Stock Appreciation Right, the Committee may cancel that Option or Stock Appreciation Right without the payment of any consideration therefor prior to or upon the transaction. For this purpose, “acquisition price” means the amount of cash, and the market value of any other consideration, received in payment for a share of Company Stock surrendered in a transaction.

Notwithstanding the foregoing, with respect to Awards of Incentive Stock Options, no adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and with respect to Options and Stock Appreciation Rights, such adjustment shall be made in accordance with the provisions of Section 424(h) of the Code.

(g)	Reuse of Shares. For purposes of calculating the number of shares of Company Stock issued under the Plan:

(i)	Except to the extent that to do so would prevent the grant of Incentive Stock Options hereunder, any shares of Company Stock subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such Award without having been exercised or settled shall again become available for Awards.

(ii)	To the extent an Award is paid or settled in cash, the number of shares of Company Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan.

(iii)	If any Option is exercised by delivering previously owned shares of Company Stock in payment of the exercise price therefor, only the net number of shares, that is, the number of shares of Company Stock issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan.

(iv)	Any shares of Company Stock reacquired in satisfaction of tax withholding obligations of the Company shall again be available for issuance under the Plan.

Notwithstanding the foregoing, with respect to any Covered Employee, Options and Stock Appreciation Rights granted and subsequently canceled or deemed to be canceled in a calendar year shall count against the limit set forth in Section 3 on the maximum number of shares of Company Stock to which such Awards may be granted to such Covered Employee during any calendar year, even after their cancellation.

4.	Administration of the Plan.

(a)	General. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (i) grant Awards; (ii) determine the persons to whom and the time or times at which Awards shall be granted; (iii) determine the type and number of Awards to be granted, the number of shares of Company Stock or cash or other property to which an Award may relate; (iv) determine the terms, conditions, restrictions and performance criteria relating to any Award; (v) determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; (vi) construe and interpret the Plan and any Award; (vii) prescribe, amend and rescind rules and regulations relating to the Plan; (viii) determine the terms and provisions of Agreements; and (ix) make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may delegate to one or more of its members or to one or more employees of the Company or other agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. In connection therewith, to the extent permitted by applicable law, the Committee and/or its delegate(s) shall have the authority to determine the officers and employees to whom and the time or times at which such Awards shall be granted, the terms, conditions, restrictions and performance criteria, including Performance Goals and the length of the performance period relating to any Award, all within the parameters and subject to the terms determined by the Committee from time to time.

The Committee may, in its sole and absolute discretion, without amendment to the Plan: (A) accelerate the date on which any Option or Stock Appreciation Right becomes exercisable; (B) waive or amend the operation of Plan provisions respecting exercise after termination of employment (provided that the term of an Option or Stock Appreciation Right may not be extended beyond ten years from the date of grant); (C) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any Award of Restricted Stock, Restricted Stock Units, Stock Grant or Other Award; and (D) otherwise adjust any of the terms applicable to any such Award in a manner consistent with the terms of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

(b)	Indemnification. No member of the Committee (or a delegate of the Committee), and no officer of the Company, shall be liable for any action taken or omitted to be taken by such individual or by any other member of the Committee or officer of the Company in connection with the performance of duties under this Plan (“Actions”), except for such individual’s own willful misconduct or as expressly provided by law. Further, the Committee and any individual serving as a Committee member (and all delegates of the Committee), in addition to such other rights of indemnification as they may have as members of the Board or officers of the Company or an Affiliate shall be indemnified and held harmless by the Company to the fullest extent allowed by law and the Company’s organizational documents against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any Action.

5.	Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be such employees of the Company or any Affiliate (including officers of the Company or any Affiliate, whether or not they are directors of the Company or any Affiliate), Non-Employee Directors, and Consultants, in each case as the Committee shall select from time to time. The grant of an Award hereunder to any employee, Non-Employee Director, or Consultant shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant and shall not lessen or affect the Company’s or such Affiliate’s right to terminate the employment or services of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards, or of multiple Awards granted to a Participant. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

6.	Awards Under the Plan; Agreement.

Each Award granted under the Plan (except unconditional Stock Grants or Stock Grants issued pursuant to the terms of the Directors’ Plan) shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable and which are not in conflict with the terms of the Plan. By accepting an Award, a Participant shall be deemed to agree that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement. Notwithstanding any provision of the Plan, no Award may be granted if it would be subject to, but fail to comply with, the requirements set forth in Section 409A of the Code and any guidance promulgated thereunder.

7.	Options.

The following provisions govern Options.

(a)	Identification of Options. Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. All Options shall be non-transferable, except by will or the laws of descent and distribution or except as otherwise determined by the Committee as provided by Section 22(c) hereof with respect to a Nonqualified Stock Option.

(b)	Exercise Price. Each Agreement with respect to an Option shall set forth the amount per share (the “option exercise price”) payable by the Participant to the Company upon exercise of the Option; provided, however, in no event shall the option exercise price be less than the Fair Market Value of a share of Company Stock as of the date of grant of such Option.

(c)	Term and Exercise of Options.

(i)	Each Option shall become exercisable at the time determined by the Committee and set forth in the applicable Agreement. At the time of grant of an Option, the Committee may impose such restrictions or conditions to the exercisability of the Option as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of one or more Performance Goals. Subject to Section 7(d) hereof, the Committee shall determine the expiration date of each Option, which shall be no later than the tenth anniversary of the date of grant of the Option.

(ii)	An Option shall be exercised by delivering a form of notice of exercise as provided by the Company. Payment for shares of Company Stock purchased upon the exercise of an

Option shall be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (B) in shares of Company Stock owned by the Participant for at least six months prior to the date of exercise; (C) by broker assisted cashless exercise; (D) with the approval of the Committee, by “net exercise,” meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Company Stock having a Fair Market Value on the date of exercise not in excess of the difference between: (x) the aggregate Fair Market Value of the shares of Company Stock subject to the Option (or the portion of such Option then being exercised); and (y) the aggregate exercise price for all such shares of Company Stock under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles) the amount of withholding tax due upon exercise, with any fractional share that would result from such calculation to be payable in cash, to the extent practicable, or cancelled; or (E) by any such other methods as the Committee may from time to time authorize; provided, however, that in the case of a Participant who is subject to Section 16 of the Exchange Act, the method of making such payment shall be in compliance with applicable law. Any payment in shares of Company Stock shall be effected by the delivery of such shares to, and in a form approved by, the Secretary of the Company or his or her designee (including by way of electronic delivery), accompanied by any other documents and evidences as the Secretary of the Company or his or her designee shall require.

(iii)	Shares of Company Stock purchased upon the exercise of an Option shall be issued in book entry form in the name of or for the account of the Participant or other person entitled to receive such shares and shall be entered on the books of the Company’s transfer agent in the name of the Participant or such other nominee or person (unless otherwise determined by the Committee), as soon as practicable following the effective date on which the Option is exercised.

(d)	Provisions Relating to Incentive Stock Options. Incentive Stock Options may only be granted to employees of the Company and its Affiliates, in accordance with the provisions of Section 422 of the Code. The option exercise price for each Incentive Stock Option shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant. To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a Subsidiary shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7(d), Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless: (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted; and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted. No Incentive Stock Option may be granted after the expiration of ten years following the earlier of the date upon which this Plan is adopted and the date upon which this Plan is approved by the Company’s stockholders.

(e)	Effect of Termination of Employment (or Provision of Services). Unless otherwise provided by the Committee, in the event that the employment of a Participant with the Company or its Affiliates (or the Participant’s service to the Company or its Affiliates) shall terminate for any reason other than Cause, death or disability, then: (i) each Option granted to such Participant, to the extent that it is exercisable at the time of such termination, shall remain exercisable for one year following such termination, but in no event following the expiration of its term; provided, however, that, an Option that is intended to be an Incentive Stock Option shall be treated as a

Nonqualified Stock Option if it is exercised more than three (3) months after the Optionee’s termination of employment for reasons other than death or disability; and (ii) each Option that remains unexercisable as of the date of such a termination shall be terminated at the time of such termination. Unless otherwise provided by the Committee, in the event that the employment of a Participant with the Company or its Affiliates (or the Participant’s service to the Company or its Affiliates) shall terminate on account of the death or disability of the Participant, all Options held by the Participant immediately prior to the Participant’s death or disability, as the case may be, to the extent then exercisable, may be exercised by the Participant or by the Participant’s legal representative, executor, administrator or transferee by will or the laws of descent and distribution, at any time within the one year period ending on the first anniversary of the Participant’s death or disability, and shall thereupon terminate. In no event, however, shall an Option remain exercisable following the expiration of its term. In the event that the employment of a Participant with the Company or its Affiliates (or the Participant’s service to the Company or its Affiliates) shall terminate on account of Cause, unless otherwise determined by the Committee, each Option that is outstanding as of the date of such termination, whether or not then exercisable, shall be terminated at the time of such termination. Cessation of the performance of services in one capacity, for example, as an employee, shall not result in termination of any Award while the Participant continues to perform services in another capacity, for example, as a Non-Employee Director.

8.	Stock Appreciation Rights.

(a)	General. The Committee may grant Stock Appreciation Rights subject to such restrictions or conditions to exercisability as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Performance Goals.

(b)	Term. The term of a Stock Appreciation Right shall not exceed ten years from the date of grant.

(c)	Exercise of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise of the Stock Appreciation Right, to receive payment of an amount determined by multiplying:

(i)	the excess of: (A) the Fair Market Value of a share of Company Stock on the date of exercise of such Stock Appreciation Right; over (B) the greater of the Fair Market Value of a share of Company Stock on the date the Stock Appreciation Right was granted or such greater amount as may be set forth in the applicable Agreement; by

(ii)	the number of shares as to which such Stock Appreciation Right is exercised.

The payment upon exercise of a Stock Appreciation Right shall be made in shares of Company Stock which have an aggregate Fair Market Value (as of the date of exercise of the Stock Appreciation Right) equal to the amount of the payment as set forth in such Agreement, or in cash, as set out in the Agreement for the Award.

(d)	Limitations on Amounts Payable. Notwithstanding subsection (c) above, the Committee may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted in the applicable Agreement.

(e)	Effect of Termination of Employment (or Provision of Services). Unless otherwise provided by the Committee, in the event that the employment of a Participant with the Company or its Affiliates (or the Participant’s service to the Company or its Affiliates) shall terminate for any reason other than Cause, death or disability, then: (i) each Stock Appreciation Right granted to such Participant, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the one year period following such termination, but in no event following the expiration of its term; and (ii) each Stock Appreciation Right that remains unexercisable as of the date of such a termination shall be terminated at the time of such termination. In the event that the employment of a Participant with the Company or its Affiliates (or the Participant’s service to the Company or its Affiliates) shall terminate on account of the death or disability of the Participant, except as otherwise determined by the Committee, all Stock Appreciation Rights held by the Participant immediately prior to the Participant’s death or disability, as the case may be, to the extent then exercisable, may be exercised by the Participant or by the Participant’s legal representative, executor, administrator or transferee by will or the laws of descent and distribution, at any time within the one year period ending on the first anniversary of the Participant’s death or disability, and shall thereupon terminate. In no event, however, shall a Stock Appreciation Right remain exercisable following the expiration of its term. In the event that the employment of a Participant with the Company or its Affiliates (or the Participant’s service to the Company or its Affiliates) shall terminate on account of Cause, unless otherwise determined by the Committee, each Stock Appreciation Right that is outstanding as of the date of such termination, whether or not then exercisable, shall be terminated at the time of such termination.

9.	Restricted Stock.

(a)	Price. At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b)	Vesting Date. At the time of the grant of shares of Restricted Stock, the Committee shall establish a vesting date or vesting dates with respect to such shares. The Committee may divide such shares into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a share of Restricted Stock are satisfied, and subject to Section 9(h), upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 9(d) shall lapse.

(c)	Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Performance Goals. The Committee may also provide that the vesting or forfeiture of shares of Restricted Stock may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded.

(d)	Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, such Restricted Stock may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Any attempt to transfer such rights, such shares, and all of the rights related thereto, shall be null and void.

(e)	Voting Rights; Dividends on Restricted Stock. Unless the Committee determines otherwise, a Participant who has been awarded shares of Restricted Stock shall be entitled to vote such shares. The Company shall pay to each Participant, in cash, any dividends paid on Restricted Stock awarded to such Participant. Such payment shall be made on the date that such dividend would be paid to the Company’s stockholders, generally; provided, however, that if the vesting of any shares of Restricted Stock awarded to a Participant is based on achievement of one or more Performance Goals, such dividends shall be accrued and shall be paid to the Participant only if and when such shares become vested.

(f)	Book Entry. Unless otherwise determined by the Committee, the shares of Company Stock underlying Restricted Stock awards shall be registered by the Company in book entry form, with such notation specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement as the Committee determines to be appropriate. The Committee may, upon such terms and conditions as it determines, provide that a certificate or certificates representing the shares underlying a Restricted Stock Award shall be registered in the Participant’s name which shall: (i) bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement; and (ii) shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited.

(g)	Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 9(d) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall cause to be entered on the books of the Company's transfer agent an entry reflecting the lapse of such restrictions with respect to such share of Restricted Stock vested in the name of the Participant.

(h)	Effect of Termination of Employment (or Provision of Services). Unless otherwise provided by the Committee, upon the termination of a Participant’s employment with the Company or its Affiliates (or the Participant’s service to the Company or its Affiliates) for any reason other than death or disability, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this Section 9(h), the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise. In the event that the employment of a Participant with the Company or its Affiliates (or the Participant’s service to the Company or its Affiliates) shall terminate on account of the death or disability of the Participant:

(i)	all shares of Company Stock subject to restrictions on transferability as set forth in Section 9(d), the vesting of which is not subject to the achievement of Performance Goals, shall no longer be subject to any restrictions on transferability; and

(ii)	all shares of Company Stock subject to restrictions on transferability, the vesting of which is subject to the achievement of Performance Goals, shall continue to be subject to such restrictions on transferability unless and until the conditions of vesting of such Company Stock contained in the applicable Participant Agreement are satisfied. Any and all shares which fail to become vested pursuant to the terms of the Participant Agreement evidencing the award of such Company Stock shall be forfeited by the Participant (or the Participant’s estate) and transferred to, and reacquired by, the Company as described in the first paragraph of Section 9(h) above.

10.	Restricted Stock Units.

(a)	Vesting Date. At the time of the grant of an Award of Restricted Stock Units, the Committee shall establish a vesting date or vesting dates with respect to such Restricted Stock Units. The Committee may divide such Restricted Stock Units into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a Restricted Stock Unit imposed pursuant to Section 10(d) are satisfied, and subject to Section 10(e), upon the occurrence of the vesting date with respect to a Restricted Stock Unit, such Unit shall vest.

(b)	Settlement of Awards. Following the vesting of a Participant’s Restricted Stock Units, the Participant shall be paid, at such time or times as shall be set forth in the Award Agreement, a number of shares of Company Stock equal to the number of the Restricted Stock Units, or, only if and to the extent set forth in the Award Agreement, the Fair Market Value of an equal number of shares of Company Stock in cash, or a combination thereof.

(c)	Dividend Equivalents. If so provided in the Award Agreement, following the vesting of a Restricted Stock Unit, the Participant shall also be entitled to dividend equivalents as follows: (i) an amount equal to the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the date on which the Restricted Stock Unit was granted and terminating on the date on which the Participant is entitled to settlement of such Restricted Stock Unit; or (ii) the Fair Market Value of that number of shares of Company Stock that would have been payable had the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the date on which the Restricted Stock Unit was granted and terminating on the date on which the Participant is entitled to settlement of such Restricted Stock Unit been immediately reinvested in Company Stock on the dividend payment date. Any such dividend equivalents shall be payable either in cash or shares of Company Stock, with any fractional shares payable in cash, and at such time or times, as is provided in the applicable Agreement.

(d)	Conditions to Vesting. At the time of the grant of an Award of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Restricted Stock Units as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Performance Goals.

(e)	Effect of Termination of Employment (or Provision of Services). All Restricted Stock Units held by a Participant which are not vested upon the termination of such Participant’s employment with the Company or its Affiliates (or upon cessation of such Participant’s services to the Company or its Affiliates) shall be forfeited to the Company unless otherwise provided by the Committee as set forth in the Agreement evidencing the grant of such Restricted Stock Units.

11.	Stock Grants.

Stock Grants may be awarded: (i) as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions; or (ii) as that portion of the annual retainer of any Non-Employee Director that is paid in shares of Company Stock pursuant to the Directors’ Plan. In the event that the Committee makes a Stock Grant to a Participant, the shares of Company Stock granted pursuant to such Stock Grant shall be issued in the form of book-entry shares in the name of the Participant as soon as reasonably practicable after the grant date.

12.	Other Awards.

Other forms of Awards (“Other Awards”) valued in whole or in part by reference to, or otherwise based on, Company Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Awards, and the conditions to the vesting and/or payment of such Other Awards (which may include, but not be limited to, achievement of performance goals based on one or more Performance Goals) and all other terms and conditions of such Other Awards, provided, however, that to the extent the Committee determines that an Other Award is subject to Section 409A of the Code, the terms and conditions of such Other Award must comply with the applicable provisions of such section.

13.	Special Provisions Regarding Certain Awards.

The Committee may make Awards hereunder to Covered Employees (or to individuals whom the Committee believes may become Covered Employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The exercisability and/or payment of such Awards shall be subject to the achievement of one or more Performance Goals and to certification of such achievement in writing by the Committee. Such Performance Goals shall be established in writing by the Committee not later than the time period prescribed under Section 162(m) and the regulations thereunder. All provisions of such Awards which are intended to qualify as performance-based compensation shall be construed in a manner to so comply.

14.	Change in Control.

Notwithstanding any other provisions of the Plan, if a Change of Control occurs, then:

(a)	the Participant’s Restricted Stock that was forfeitable shall thereupon become nonforfeitable;

(b)	any unexercised Option or Stock Appreciation Right, whether or not exercisable on the date of such Change of Control, shall thereupon be fully exercisable and may be exercised, in whole or in part; and

(c)	any other Award granted pursuant to the Plan, to the extent not previously vested, shall thereupon become fully vested.

Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Company that provides that Awards under the Plan shall become nonforfeitable and, if applicable, exercisable upon a qualifying termination of employment following a Change in Control, the Participant’s Award shall become nonforfeitable and exercisable only if, following the occurrence of a Change in Control, the Participant experiences a qualifying termination in accordance with his or her employment agreement.

15.	Rights as a Stockholder.

Except as specifically provided by the Plan or an Agreement, no person shall have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to any Award until the date on which the Company shall cause to be entered on the books of the Company’s transfer agent an entry recording the name of the person to whom such shares were granted and the number of shares of Company Stock granted. Except for adjustments provided in Section 3(e) or as otherwise specifically provided by the Plan or an Agreement, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the effective date of such book entry.

16.	No Employment Rights; No Right to Award.

Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by or provision of services to the Company or its Affiliates or interfere in any way with the right of the Company or its Affiliates, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder. No Award or any other benefit granted to a Participant under the Plan is intended to constitute “wages” under federal or state wage and hour laws, and all Awards and other benefits under the Plan are intended to be supplementary payments of incentive or bonus compensation that is calculated independently of, and paid in addition to, the Participant’s wages. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or any other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.

17.	Securities Matters.

(a)	Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause its transfer agent to enter in its records the transfer of shares of Company Stock to any person or to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel (which may be the Company’s in-house counsel) that such book entry or such issuance and delivery of certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of such book entry or issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such book entry contain such notations or that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or advisable.

(b)	The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company (which may be the Company’s in-house counsel) shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

18.	Withholding Taxes.

Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a Fair Market Value equal to the minimum statutory amount of tax required to be withheld, as determined by the Committee. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award. The Company shall also have the right, to the extent permitted by law, to deduct from any amount of any kind otherwise due to the Participant by the Company any federal, state and local taxes due with respect to an Award under the Plan.

19.	Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service.

20.	Forfeiture and Recovery of Awards.

Notwithstanding anything in this Plan to the contrary, a Participant’s right to receive or retain an Award, to retain any amount received pursuant to an Award (in cash or shares of Company Stock) and, in the case of Company Stock received pursuant to an Award, to retain any profit or gain realized by the Participant in connection with such an Award, are subject to forfeiture, cancellation, recoupment, rescission, payback, setoff or other similar action in accordance with the Company’s Policy for Compensation Forfeiture and Recovery for Misconduct and Financial Restatements, as it may be amended pursuant to the rules and regulations of the Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company Stock is listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company may adopt, whether prior to or following the making of the Award, as in force from time to time (collectively, the “Clawback Policy”). A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of the Clawback Policy and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, without further consideration or action. Any recoupment pursuant to the Clawback Policy shall be in addition to any other remedies that may be available to the Company under applicable law, including, disciplinary action up to and including termination of employment or other services. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate with respect to any breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant.

21.	Amendment or Termination of the Plan and Amendment of Awards.

The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law (including, but not limited to, the incentive stock options regulations and any amendments thereto) or stock exchange listing requirements. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Sections 3 and 4, which discretion may be exercised without amendment to the Plan. Except as described in Section 32 of this Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award. In addition, except in the case of a corporate transaction involving the Company, the Board shall not, without the prior approval of the Company’s stockholders: (a) amend any Award outstanding under the Plan to reduce the exercise price of such Award (other than equitable adjustments made in accordance with Section 3(e) hereof); (b) cancel any Award outstanding under the Plan and then subsequently regrant to the Participant the same Award with a lower exercise price; or (c) cancel outstanding Options or Stock Appreciation Rights whose exercise price is greater than the Fair Market Value of a share of Company stock in exchange for cash or other securities. Notwithstanding anything to the contrary contained in the Plan or in any Agreement, to the extent that the Committee determines that the Plan or any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Committee reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

22.	Nontransferability of Awards.

(a)	Except as provided below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s guardian or legal representative.

(b)	Except as provided below, no Award, and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c)	To the extent and in the manner permitted by the Committee, and subject to such terms, conditions, restrictions or limitations that may be prescribed by the Committee, a Participant may transfer an Award (other than an Incentive Stock Option) to: (i) a spouse, former spouse, sibling, parent, stepparent, child, stepchild, grandchild, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships (any of which, an “Immediate Family Member”) of the Participant; (ii) a trust, the primary beneficiaries of which consist exclusively of the Participant or Immediate Family Members of the Participant; or (iii) a corporation, partnership or similar entity, the owners of which consist exclusively of the Participant or Immediate Family Members of the Participant.

23.	Leaves of Absence.

In the case of any Participant on an approved leave of absence, the Committee may make such provisions respecting the continuance of Awards while such Participant is in the employ or service of the Company as it may deem equitable, except that in no event may any Option or Stock Appreciation Right be exercised after the expiration of its term.

24.	Expenses and Receipts.

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.

25.	Effective Date and Term of Plan.

The Plan is effective May 1, 2014. The Plan shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, any Awards granted under the Plan shall be null and void. Unless earlier terminated by the Board, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

26.	Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of New Jersey without reference to its principles of conflicts of law.

27.	Participant Rights.

No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants.

28.	Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

29.	No Fractional Shares.

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

30.	Beneficiary.

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

31.	Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

32.	No Guarantee of Tax Consequences.

It is intended that all Awards shall be granted and maintained on a basis which ensures they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code, pertaining to non-qualified plans of deferred compensation, and the Plan shall be governed, interpreted and enforced consistent with such intent. However, neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Stock Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code will or will not apply and no person shall have any liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention or for any action taken by the Board or the Committee with respect to the Award.

Appendix B

SELECTIVE INSURANCE GROUP, INC.

CASH INCENTIVE PLAN

As Amended and Restated as of May 1, 2014

1.	Purpose.

The purpose of the Cash Incentive Plan of Selective Insurance Group, Inc. is to provide the Company with an effective vehicle to assist in attracting, retaining, and motivating its employees; to reinforce corporate, organizational and business development goals; and to promote year-to-year and long-range financial and other business objectives by rewarding the performance of officers and other employees in fulfilling their individual responsibilities for achieving these year-to-year and long-range objectives.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:

(a)         “Award” shall mean an incentive compensation award granted pursuant to the Plan that is forfeitable and subject to vesting contingent upon continued employment by the Participant with the Company over the applicable Performance Period, and, in the case of performance-based Awards, is also subject to the attainment of Performance Goals with respect to the Performance Period.

(b)         “Board” shall mean the Board of Directors of Selective Insurance Group, Inc..

(c)         “Change in Control” shall have the meaning set forth in the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan, provided, however, that a Change in Control shall be deemed to have occurred under this Plan only if it also consitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

(d)         “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(e)         “Committee” shall mean the Salary and Employee Benefits Committee of the Board, which shall consist solely of two or more “outside directors,” as defined in Section 162(m)(4)(C)(i) of the Code and regulations thereunder, with respect to any Award to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

(f)         “Company” shall mean Selective Insurance Group, Inc., a New Jersey corporation, and its subsidiaries.

(g)         “Covered Employee” shall mean a “covered employee,” as defined in Section 162(m)(3) of the Code, with respect to the Company, whose compensation is subject to the deductibility limitations of Section 162(m) of the Code.

(h)         “Participant” shall mean an officer or other employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate in the Plan.

(i)         “Performance Goals” means performance goals based on one or more of the following criteria: (i) return on total stockholder equity or operating return on total stockholder equity; (ii) earnings per share or book value per share of the Company's stock; (iii) net income (before or after taxes); (iv) earnings before all or any interest, taxes, depreciation and/or amortization; (v) return on assets, capital or investment; (vi) market share; (vii) cost reduction goals; (viii) earnings from continuing operations; (ix) levels of expense, costs or liabilities; (x) department, division or business unit level performance; (xi) operating income; (xii) sales or revenues; (xiii) stock price appreciation; (xiv) total stockholder return; (xv) growth in net premiums written, including, without limitation, policy count; (xvi) combined ratios; (xvii) implementation or completion of critical projects or processes; (xviii)

statutory operating return on policyholder surplus; (xix) cash provided by operations; (xx) except in the case of an Award to a Covered Employee that is intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, any other performance criteria established by the Committee; or (xxi) any combination of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, or affiliate, or a division or strategic business unit of the Company or a combination thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and/or a maximum level of performance above which no additional payment will be made. To the extent possible, each of the foregoing Performance Goals shall be determined, as appropriate, in accordance with generally accepted accounting principles or statutory accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any affiliate or the financial statements of the Company or any affiliate, in response to changes in applicable laws or regulations, or to account for items of realized and unrealized gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Notwithstanding the foregoing, the Committee shall not make any adjustments to the Performance Goals that would prevent any Awards made to Covered Employees that are intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code from qualifying as such.

(j)         “Performance Period” shall mean a period of time determined by the Committee that is no less than one year.

(k)         “Plan” shall mean this Selective Insurance Group, Inc. Cash Incentive Plan.

3.	Administration.

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals and the length of the Performance Period relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles, or for any other reason; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of any Award; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may delegate to one or more of its members or to one or more employees of the Company or other agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Except to the extent that the Committee may otherwise determine from time to time, the Chief Executive Officer of the Company and the most senior Human Resources officer of the Company each have the authority to grant Awards under the Plan to officers and employees of the Company other than Covered Employees and officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, and in connection therewith shall have the authority to determine the officers and employees to whom and the time or times at which such Awards shall be granted, the terms, conditions, restrictions and performance criteria, including Performance Goals and the length of the Performance Period relating to any Award, all within the parameters and subject to the terms determined by the Committee from time to time.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

4.	Eligibility.

Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted, the Performance Period and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Terms of Awards.

(a)        Form of Award. Awards granted pursuant to the Plan shall be evidenced in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(b)        Service-Based Awards. For each Award that is intended to vest subject solely to the Participant’s continued employment with the Company, the Committee shall specify the Performance Period applicable to the Award.

(c)        Performance-Based Awards. For each Award that is intended to vest subject to continued employment by the Participant with the Company and satisfaction of Performance Goals, the Committee shall specify the Performance Goals and Performance Period applicable to the Award. Performance Goals may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid. Award levels for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant's annual base salary.

(d)        Awards to Covered Employees. Awards to Participants who the Committee determines could be Covered Employees are generally intended to qualify as Awards of “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code. Except to the extent as may be provided in the applicable Award agreement for a Covered Employee Participant who dies, incurs a disability or is affected by a Change in Control, no such Award or part thereof will be paid unless (i) the applicable Performance Goals were pre-established by the Committee in accordance with Section 162(m)(4)(C) of the Code and Treas. Reg. Section 1.162-27(e); (ii) the Committee determines that the applicable Performance Goals for the Performance Period were achieved; and (iii) the Committee authorizes the payment of the Award as described in Treas. Reg. Section 1.162-27(e). Notwithstanding the foregoing, the Committee reserves the right to grant Awards to Covered Employees that in form or operation do not comply with the performance-based compensation requirements of Section 162(m) of the Code.

(e)        Payment of Awards. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, as soon as reasonably practicable in the calendar year following the end of the calendar year during which the Performance Period concludes. Participants must be employed by the Company as of the payment date established for Awards relating to the Performance Period for which payment is to be made; provided that, if the Participant's employment is terminated prior to such payment date by reason of death, Total Disability, retirement on or after Early Retirement Age or Normal Retirement Age, or for any other reason with the express consent of the Committee, the Committee, in its sole discretion, may provide for an Award payment to the Participant or, if applicable, the Participant's designated beneficiary. “Early Retirement Age” shall mean the date on which the Participant attains age fifty-five (55) and completes ten (10) “1-Year Periods of Service,” as defined in the Selective Insurance Retirement Savings Plan. “Normal Retirement Age” shall mean the later of age sixty-five (65) or the date on which the Participant completes five (5) 1-Year Periods of Service. “Total Disability” shall mean a total mental or physical inability to perform work during the course of the Participant’s employment which entitles the Participant to a disability benefit under the Company’s long-term disability plan or under the Social Security Act.

(f)        Limitations and Reductions. Notwithstanding anything to the contrary contained herein, in no event shall payments in respect of Awards be made in any Performance Period to a Participant in an amount that exceeds the product of (i) seven million five hundred thousand dollars ($7.5 million), multiplied by (ii) the number of full and partial years of the Performance Period. The Committee may reduce or eliminate any Award under the Plan, but in no event may the Committee increase the amount of an Award payable to a Covered Employee that is intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code over the amount payable based on the objective criteria established at the outset of the fiscal year or other Performance Period for which the Award is made.

(g)        Deferral of Awards. If a Participant is eligible to participate in the Selective Insurance Company of America Deferred Compensation Plan or any other voluntary nonqualified deferred compensation plan or program of the Company, then, to the extent permitted by the Committee and the terms of such plan or program, the Participant may, by election filed in accordance with such plan or program not later than the date six months immediately prior to the end of the applicable Performance Period, elect to have any payment that may become due in respect of an Award deferred until such later date as may be specified in the election. Any such deferral shall be subject to the terms and conditions of such plan or program and to such other terms and conditions as the Committee may specify,

(h)        Adjustment of Awards. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase the Company’s common stock at a price substantially below fair market value or other similar corporate event affects the Company’s common stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under an Award under the Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of the compensation payable under the Award or the calculations with respect to determining the achievement of Performance Goals subject to the Award to reflect such change in the corporate capitalization of the Company. Notwithstanding the foregoing, if the Participant is a Covered Employee and the Award is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the Committee shall not make any such adjustment that would prevent the Award from so qualifying.

6.	General Provisions.

(a)        Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan or other agreement made with respect to any Award shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)        Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

(c)        No Right To Continued Employment. Nothing in the Plan or in any Award granted or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment. No Award or any other benefit granted to a Participant under the Plan is intended to constitute “wages” under federal or state wage and hour laws, and all Awards and other benefits under the Plan are intended to be supplementary payments of incentive or bonus compensation that is calculated independently of, and paid in addition to, the Participant’s wages.

(d)        Forfeiture and Recovery of Awards. Notwithstanding anything in this Plan to the contrary, a Participant’s right to receive or retain an Award or any other benefit under this Plan is subject to forfeiture, cancellation, recoupment, rescission, payback, setoff or other similar action in accordance the Company’s Policy for Compensation Forfeiture and Recovery for Misconduct and Financial Restatements, as it may be amended pursuant to the rules and regulations of the Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s stock is listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company may adopt, whether prior to or following the making of the Award, as in force from time to time (collectively, the “Clawback Policy”). A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of the Clawback Policy and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, without further consideration or action. Any recoupment pursuant to the Clawback Policy shall be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary action up to and including termination of employment or other services. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in a notice or agreement of Award as the Committee determines necessary or appropriate with respect to any breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the notice or agreement of Award or are otherwise applicable to the Participant.

(e)        Withholding Taxes. Where a Participant or other person is entitled to receive a cash payment pursuant to an Award hereunder, the Company shall have the right to withhold from such Award or require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

(f)        Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award previously granted under the Plan.

(g)        Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(h)        Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(i)         No Guarantee of Tax Consequences. It is intended that all Awards shall either be exempt from, or comply with the requirements of, Section 409A of the Code pertaining to nonqualified plans of deferred compensation, and the Plan shall be governed, interpreted and enforced consistent with such intent. However, neither the Company nor any director, officer, agent, representative or employee of the Company guarantees to any Participant or any other person any particular tax consequences as a result of the grant of or payment in respect of an Award, including but not limited to the application of Section 409A of the Code, and no person shall have any liability to any Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention, or for any action taken by the Committee with respect to the Award.

(j)         Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof.

(k)        Effective Date. The Plan was originally effective as of April 1, 2005 and was amended and restated effective as of May 1, 2010. The Plan, as hereby further amended and restated, shall be effective as of May 1, 2014, subject to approval by the Company’s shareholders, and shall apply to Awards granted under the Plan on or after such date.

(l)         Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

(m)       Interpretation. Awards issued under the Plan to any Participant who the Committee determines could be a Covered Employee are generally intended to constitute performance-based compensation, as described in Section 162(m)(4)(C) of the Code and applicable regulations thereunder, and the Plan and such Awards shall be interpreted and administered in a manner consistent with such intention.

(n)        Other Plans or Payments. Nothing in this Plan shall be construed to limit the authority of the Committee, the Board, or the Company, to (i) establish any other compensation plan, or (ii) pay bonuses or other supplemental compensation to any persons employed by the Company, whether or not such person is a Participant in this Plan and regardless of how such compensation or bonus is determined.

DIRECTIONS

Selective Insurance Group, Inc.
Directions to Principal Offices
40 Wantage Avenue
Branchville, New Jersey 07890-1000

From East:

Route I-80 West to Route 15 North to Route 206 North. Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From West:

Route I-80 East to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Pa. Route 611 North to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From North:

Route I-84 (East or West) to PA Route 209 South to Route 206 South. Turn left at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then turn left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From South:

Route 206 North or Route I-80 West to Route 15 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

SELECTIVE®

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1. Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Paul D. Bauer	☐	☐	☐	**07** Gregory E. Murphy	☐	☐	☐
02 Annabelle G. Bexiga	☐	☐	☐	**08** Cynthia S. Nicholson	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 A. David Brown	☐	☐	☐	**09** Ronald L. O'Kelley	☐	☐	☐
04 John C. Burville	☐	☐	☐	**10** William M. Rue	☐	☐	☐
05 Joan M. Lamm-Tennant	☐	☐	☐	**11** J. Brian Thebault	☐	☐	☐
06 Michael J. Morrissey	☐	☐	☐				

2. Approve, on an advisory basis, the compensation of Selective's named executive officers as disclosed in the accompanying proxy statement. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date __________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SELECTIVE INSURANCE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 23, 2014

3:00 PM Eastern Time

40 Wantage Avenue
Branchville, New Jersey 07890

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 23, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint A. David Brown and Ronald L. O'Kelley, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
www.proxypush.com/sigi
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 22, 2014.

PHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 22, 2014.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.